SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /
Check the appropriate box:
/X/  Preliminary Proxy Statement         / /   Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  Security of Pennsylvania Financial Corp.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock, $0.01 par value per share

     (2)  Aggregate number of securities to which transaction applies:
          1,490,907

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          $17.50 per share for all of the outstanding shares of common stock (1,356,885 shares) and $17.50 less the exercise price for each share underlying options to purchase the Registrant's common stock to the extent options remain outstanding at the time of consummation (134,022 shares). In the event that options have been exercised, the shares issued upon the exercise thereof are entitled to receive $17.50 per share.

     (4)  Proposed maximum aggregate value of transaction:   $26,090,872.50


     (5)  Total fee paid:    $5,218.17


/x/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount previously paid:_____________________________________________


     (2)  Form, schedule or registration statement no.:_______________________


     (3)  Filing party:_______________________________________________________


     (4)  Date filed:_________________________________________________________


          [Security of Pennsylvania Financial Corp. letterhead]



                                                            September __, 2000

Dear Fellow Stockholder:

    We cordially invite you to attend a special meeting of the stockholders of Security of Pennsylvania Financial Corp. The meeting will be held at our main office located at 31 West Broad Street, Hazelton, Pennsylvania, on October___, 2000 at ____ p.m., Eastern Time.

    At the special meeting, you will be asked to adopt a merger agreement which provides for Security to be merged with a subsidiary of Northeast Pennsylvania Financial Corp. If the merger is completed, you will receive a cash payment of $17.50 for each share of Security of Pennsylvania Financial Corp. stock that you own. Our stock price recently closed at $____ on September, 2000. Upon completion of the merger, you will neither own any stock or have any interest in Security of Pennsylvania Financial Corp. nor will you receive, as a result of the merger, any stock of Northeast Pennsylvania Financial Corp.

    Your exchange of shares of Security of Pennsylvania Financial Corp. stock for cash generally will cause you to recognize income for federal, and possibly state and local, tax purposes. You should consult your personal tax advisor for a full inderstanding of the tax consequences of the merger to you.

    Completion of the merger is subject to certain conditions, including receipt of various regulatory approvals and adoption of the merger agreement by the affirmative vote of a majority of our outstanding shares of common stock.

    We urge you to read the attached proxy statement carefully. It describes the merger agreement in detail and includes a copy of the merger agreement as Appendix A.

    As of September 5, 2000, the directors and officers of Security of Pennsylvania Financial Corp. beneficially owned 8.9% of the shares of Security of Pennsylvania Financial Corp. stock. We expect that all of the shares held by our directors and officers will be voted in favor of the merger. As of September 5, 2000, Northeast Pennsylvania Financial Corp. owned 4.8% of the shares of Security of Pennsylvania Financial Corp. stock. Northeast Pennsylvania Financial Corp. has indicated that it intends to vote all of its shares in favor of the merger.

    Your Board of Directors has unanimously approved the merger agreement and recommends that you vote "FOR" the merger because the Board believes it to be in the best interests of our stockholders.

    It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope we have provided.

    On behalf of the Board, I thank you for your prompt attention to this important matter.

                                     Sincerely,



                                     Richard C. Laubach
                                     President and Chief Executive Officer


                   Security of Pennsylvania Financial Corp.
                             31 West Broad Street
                        Hazleton, Pennsylvania 18201
                               (570) 454-0824

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON OCTOBER ___, 2000

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Security of Pennsylvania Financial Corp. will be held at our main office located at 31 West Broad Street, Hazelton, Pennsylvania on October __, 2000 commencing at ____ p.m., Eastern Time.

    A proxy card and a proxy statement for the special meeting are enclosed. The meeting is for the purpose of considering and acting upon:

    1.  The adoption of the Agreement and Plan of Merger, dated June 2,
2000, between Security, Northeast Pennsylvania Financial Corp. and Northeast Acquisition, Inc., a wholly owned subsidiary formed for the purpose of facilitating the merger. We will be merged with Northeast Acquisition, Inc. and will become a wholly owned subsidiary of Northeast Pennsylvania Financial Corp. You will receive $17.50 in cash for each share of Security common stock that you own. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement; and

    2. The potential adjournment of the special meeting of stockholders if necessary to solicit additional proxies; and

    3. Such other matters as may properly come before the special meeting or any adjournments or postponements thereof. We are not aware of any other business to come before the special meeting.

    Our stockholders of record at the close of business on September 5, 2000 are entitled to vote at the special meeting, and any adjournments or postponements of the special meeting. You have a right to dissent from the merger and obtain payment of the fair value of your shares by complying with the Delaware law provisions contained in Appendix C.

    You are cordially invited to attend the special meeting. However, to ensure your representation at the special meeting, please complete, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. The proxy card will not be used if you attend and vote at the special meeting in person. If you are a stockholder whose shares are not registered in your name, you will need additional documentation from the holder of record of your shares to vote in person at the meeting. The prompt return of your proxy will save us the expense of further requests for proxies.

                                 By Order of the Board of Directors,


                                 Richard C. Laubach
                                 President and Chief Executive Officer

Hazleton, Pennsylvania
September __, 2000

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                  SECURITY OF PENNSYLVANIA FINANCIAL CORP.

            PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                             TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Questions and Answers About Voting Procedures for the Special Meeting. .   1
Summary Term Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Selected Consolidated Financial and Other Information about Security . .   5
Where You Can Find More Information. . . . . . . . . . . . . . . . . . .   7
The Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Place, Time and Date. . . . . . . . . . . . . . . . . . . . . . . . .   8
   Matters to Be Considered. . . . . . . . . . . . . . . . . . . . . . .   8
   Record Date; Vote Required. . . . . . . . . . . . . . . . . . . . . .   8
   Beneficial Ownership of Security Common Stock . . . . . . . . . . . .   8
   Security Common Stock . . . . . . . . . . . . . . . . . . . . . . . .   9
   Proxies. .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
   The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
   Background of the Merger. . . . . . . . . . . . . . . . . . . . . . .   12
   Our Reasons for the Merger; Recommendation of Your Board of Directors   13
   The Consideration is Fair According to Sandler O'Neill, Our Financial
     Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
   Certain Estimates of Future Operations. . . . . . . . . . . . . . . .   20
   You Will Receive Cash for Your Shares of Security Common Stock. . . .   21
   Treatment of Options. . . . . . . . . . . . . . . . . . . . . . . . .   22
   Procedure for Surrendering Your Certificates. . . . . . . . . . . . .   22
   Representations and Warranties Made by Us and Northeast . . . . . . .   23
   Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . .   24
   Conduct of Business Prior to Completion of the Merger . . . . . . . .   25
   Approvals Needed to Complete the Merger . . . . . . . . . . . . . . .   28
   Waiver and Amendment of the Merger Agreement. . . . . . . . . . . . .   29
   Termination of the Merger Agreement . . . . . . . . . . . . . . . . .   29
   Interests of Directors and Officers in the Merger that are Different
     from Your Interests . . . . . . . . . . . . . . . . . . . . . . . .   30
   Employees and Benefit Plans . . . . . . . . . . . . . . . . . . . . .   33
   You Have Dissenters' Rights of Appraisal. . . . . . . . . . . . . . .   33
   Federal Income Tax Consequences of the Merger for Security
     Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
   Accounting Treatment of the Merger. . . . . . . . . . . . . . . . . .   37
   Who Pays for What . . . . . . . . . . . . . . . . . . . . . . . . . .   37
   Bank Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . .   37
Adjournment of the Special Meeting . . . . . . . . . . . . . . . . . . .   37
Beneficial Ownership of Security Common Stock. . . . . . . . . . . . . .   39
Stockholder Proposals. . . . . . . . . . . . . . . . . . . . . . . . . .   40
Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

Appendix A -- Agreement and Plan of Merger
             (excluding the exhibits thereto). . . . . . . . . . . . . .   A-1
Appendix B -- Opinion of Our Financial Advisor . . . . . . . . . . . . .   B-1
Appendix C -- Section 262 of the Delaware General Corporate Law. . . . .   C-1

                                      i

                           QUESTIONS AND ANSWERS
              ABOUT VOTING PROCEDURES OR THE SPECIAL MEETING

Q:   What do I need to do now?                Q:   Can I change my vote?

A:   After you have carefully read            A:   Yes.  If you have not voted
     this proxy statement, indicate on             through your broker or other
     your proxy card how you want your             nominee, there are three ways
     shares to be voted.  Then sign,               you can change your vote
     date and mail your proxy card in              after you have sent in your
     the enclosed prepaid return                   proxy card.
     envelope as soon as possible.
     This will enable your shares to
     be represented and voted at the               *  First, you may send a
     special meeting.                                 written notice to the
                                                      person to whom you
Q:   Why is my vote important?                        submitted your proxy
                                                      stating that you would
A:   The merger must be approved by a                 like to revoke your
     majority of the outstanding                      proxy.
     shares of Security common stock.
     If you do not return your proxy               *  Second, you may complete
     card or vote in person at the                    and submit a new proxy
     special meeting, it will have the                card.  Any earlier proxies
     same effect as a vote against the                will be revoked
     merger.                                          automatically.

Q:   If my shares are held in street               *  Third, you may attend the
     name by my broker, will my broker                special meeting and vote
     automatically vote my shares for                 in person.  Any earlier
     me?                                              proxy will be revoked.
                                                      However, simply attending
A:   No.  Your broker will not be able                the special meeting
     to vote your shares without                      without voting will not
     instructions from you.  You                      revoke your proxy.
     should instruct your broker to
     vote your shares, following the
     directions your broker provides.              If you have instructed a
                                                   broker or other nominee to
Q:   What if I fail to instruct my                 vote your shares, you must
     broker?                                       follow directions you
                                                   receive from your broker or
A:   If you fail to instruct your                  other nominee to change your
     broker to vote your shares, it                vote
     will have the same effect as a
     vote against the merger                  Q:   Should I send in my stock
     agreement.                                    certificates now?

Q:   Can I attend the meeting and vote        A:   No.  You should not send in
     my shares in person?                          your stock certificates at
                                                   this time.
A:   Yes.  All stockholders are
     invited to attend the special                 Instructions for surrendering
     meeting.  Stockholders of record              your Security stock
     can vote in person at the special             certificates in exchange for
     meeting.  If your shares are held             $17.50 per share will be sent
     in street name, then you are not              to you after we complete the
     the stockholder of record and you             merger.
     must ask your broker or other
     nominee how you can vote at the          Q:   Whom should I call with
     special meeting.                              questions?

                                              A:   You should call Regan &
                                                   Associates, Inc. at
                                                   (800) 737-3426.


                                      1

                            SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this proxy statement. It does not contain all the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer, including the merger agreement, to fully understand the merger.


Security Stockholders Will Receive          First Federal Bank as the
$17.50 in Cash Per Share of                 surviving bank (see pages 10-11).
Security Common Stock (see page
21).                                     *  The merger cannot occur unless
                                            Security stockholders approve the
                                            merger by the affirmative
                                            vote of a majority of the
     When the merger is completed,          outstanding shares of Security
each Security stockholder will              common stock and we receive
receive $17.50 in cash for each share       approvals from banking regulators
of Security common stock held.  For         (see pages 24, 28)
example, if you own 50 shares of
Security common stock, you will be       *  If the merger is not completed on
entitled to receive $875.00 upon the        or before December 31, 2000, the
surrender of your certificate for           merger may be terminated by either
those shares.                               Northeast or Security, unless the
                                            failure of such occurence is due
                                            to a breach of the party seeking to
Our Reasons for the Merger (see             terminate (see page 29)
pages 13-14).
                                         *  Three member of our Board of
     Security's Board of Directors          Direcotrs will be appointed to
believes that the merger is in the          First Federal Bank's Board of
best interest of Security and               Directors and one member of
Security's stockholders and                 our Board of Directors will
recommends that stockholders vote           be appointed to the Board
"FOR" the proposal to adopt the             of Directors of Northeast
merger agreement.  The proposed             Pennsylvania Trust Co., a
merger will enable our stockholders         subsidiary of Northeast (see
to realize significant value on their       page 32).
investment in Security.  In reaching
its decision to approve the merger       *  We have agreed not to solicit or
agreement, our Board considered             encourage a competing transaction
various factors which are discussed         to acquire us or Security Savings
in detail in this proxy statement.          Association, except where failure
                                            to do so would cause our Board
Some Material Terms of the                  to breach its fiduciary duties
Merger Agreement.                           (see page 27).

*  Security will first merge with        *   We will pay Northeast a fee of
   a newly formed, wholly owned              $300,000 if a third party makes
   subsidiary of Northeast and will          a valid proposal to acquire us and
   become a subsidiary of                    certain other conditions occur
   Northeast; immediately                    (see page 30).
   thereafter, Security will merge
   up and into Northeast with            *   We will pay Northeast $900,000 if
   Northeast being the surviving             we enter into an agreement to be
   corporation (see pages 10-11).            acquired by a third party (see
                                             page 30).
*  Security Savings Association will
   merge with First Federal Bank with
                                      2

*  Security and Security                 that states the cash consideration to
   Savings Association have              be paid to our stockholders is
   agreed to conduct their               fair from a financial point of view.
   business according to                 A copy of the opinion is attached to
   particular guidelines (see            this proxy statement as Appendix B.
   pages 25-28).                         You should read it completely
                                         to understand the assumptions made,
*  The completion of the                 matters considered and limitations
   merger depends on a                   on the review performed by Sandler
   number of conditions                  O'Neill in issuing its opinion.
   being satisfied or waived             We have agreed to pay Sandler O'Neill
   (see page 24).                        a fee equal to 1% of the total
                                         merger consideration, which is
The Merger Will be Taxable to            estimated to amount to approximately
Security's Stockholders (see page        $250,000.
36).
                                         You Have Appraisal Rights (see pages
     Security stockholders will          33-36)
recognize income for federal, and
possibly state and local tax                  Under Delaware law, you have
purposes, on the exchange of their       dissenter's appraisal rights
Security shares for cash.  You will      with respect to your Security shares.
recognize gain or loss equal to the      If you do not wish to accept the
difference between the amount of         $17.50 per share merger consideration,
cash you receive and your tax basis      you can dissent from the merger and
in the Security common stock.            instead choose to have the fair
You should determine the actual          value of your shares judicially
tax consequences of the merger to        determined and paid to you in
you.  They will depend on your           cash.  However, in order to exercise
specific situation and factors not       your rights, you must follow specific
within our control.  You should          procedures.  You should carefully
consult your personal tax advisor        read Section 262 of the Delaware
for a full understanding of the          General Corporate Law which is
merger's specific tax                    included as Appendix C.
consequences to you.
                                         Merger Expected to Occur in the Fourth
Security's Board of Directors            Quarter of Year 2000 (see page
Recommends Stockholder                   24).
Approval (see pages 13-14).
                                         This merger will only occur after
                                         all the conditions to its completion
     Our Board of Directors              have been satisfied or waived.
believes that the merger is in the       Currently, we anticipate that the
best interests of Security and our       merger will occur in the fourth
stockholders and has unanimously         quarter of 2000.
approved the merger.  Our Board
recommends that Security                 Financial Interests of Security's
stockholders vote "FOR" adoption         Officers and Directors in the Merger
of the merger agreement.                 (see pages 30-33).

Our Financial Advisor Says the                Our directors and executive
Merger Consideration is Fair from        officers have interests in the merger
a Financial Point of View to             as individuals in addition to,
Security's Stockholders (see pages       or different from, their interests
14-20).                                  as stockholders, such as receiving
                                         severance payments, payments under
     Our financial advisor,              consulting and non-competition
Sandler O'Neill & Partners, L.P., has    agreements, indemnification and
given us a written opinion dated June    insurance coverage, and other benefits.
2, 2000 and updated as of______, 2000
                                         *  Richard C. Laubach, our President
                                            and Chief Exwecutive Officer, and
                                            David P. Marchetti, Sr., our
                                            Chief Financial Officer and
                                            Treasurer, have each entered into a
                                            consulting and non-competition
                                            agreement with Northeast and First
                                            Federal Bank effective upon
                                            completion of the merger.

                                      3

The compensation to be paid under        *  Three members of our Board of
the agreements is $425,000 to Mr.           Directors will be appointed to
Laubach and $275,000 to Mr.                 First Federal Bank's Board of
Marchetti.                                  Directors and will receive the
                                            fees received by First Federal Bank
*  Messrs. Laubach and                      board members.  In addition, one
   Marchetti will be entitled               member of our Board will be
   to receive payments under                appointed to the Board of Directors
   their employment                         of Northeast Pennsylvania Trust Co.,
   agreements with us and                   a subsidiary of Northeast.
   our subsidiary, Security
   Savings Association.                  *  All unvested stock options and
   Notwithstanding that both                restricted stock awards will
   employment agreements                    accelerate and fully vest as of the
   provide for a severance                  completion of the merger.  For
   payment in the event of a                Security directors and employees
   change in control, no                    who continue as directors or
   duplicate payments will be               employees of Northeast after the
   made under the                           merger, their options can be
   agreements.  Because the                 exchanged either for cash or be
   full amount of these                     converted into options to receive
   payments, together with                  Northeast common stock.  All
   other benefits they will                 other Security stock options will
   receive in connection with               be canceled and option holders
   the merger, would include                will be entitiled to receive a
   excess parachute payments                cash payment.  The cash payment for
   under the Internal Revenue               each share subject to the options
   Code, Messrs. Laubach                    will equal the $17.50 per share
   and Marchetti have elected               merger consideration less the per
   to reduce these payments                 share exercise price of the options.
   to avoid (1) the imposition              Assuming no options are exercised
   on them of a 20% excise                  before the merger is completed and
   tax and (2) the non-                     all holders choose to cash out their
   deductibility of the full                options, the aggregate value will be
   amount of these payments                 approximately $1,114,058.  The
   to us or Northeast.  As                  value of the restricted stock awards
   reduced, the payments                    that will vest as a result of the
   under the employment                     merger is approximately $955,605.
   agreements are estimated
   to be approximately                      Our Board of Directors was aware of
   $159,000 to Mr. Laubach               these interests and considered them in
   (which includes a payment             its decision to approve the merger
   due under a supplemental              agreement.
   executive retirement plan)
   and $12,000 to Mr.
   Marchetti.

*  Three other officers of
   Security Savings
   Association may be entitled
   to lump sum payments
   pursuant to change of control
   severance agreements
   entered into by each of them
   and Security Savings
   Association in the event they
   are not offered a comparable
   position at First Federal
   Bank.  The aggregate
   payments due under the three
   change of control severance
   agreements is estimated to
   be approximately $349,000.

                                      4

                  SELECTED CONSOLIDATED FINANCIAL AND OTHER
                          INFORMATION ABOUT SECURITY

     The following tables set forth selected historical consolidated financial and other data about Security at the dates and for the periods shown. The financial information for the four years ended June 30, 2000 is based on, and qualified in its entirety by, our consolidated financial statements, including the notes thereto, which have been filed previously with the SEC.




                                               At
                                            June 30,
                      --------------------------------------------------------
                        2000          1999            1998             1997
                      ---------     ---------       ---------        ---------
                                             (Dollars in thousands)
Selected Financial
Condition Data:

Total assets. . . . . $134,922      $119,531        $111,990         $107,447
Cash and due
 from banks . . . . .    1,267         1,853           3,272            2,867
Interest-bearing
 deposits with banks.    5,864        13,383          24,043            6,167
Loans, net (1). . . .   80,836        72,789          69,211           66,738
Securities held-to-
 maturity . . . . . .    5,485         3,488           5,326           24,842
Securities available-
 for-sale . . . . . .   38,221        25,428           7,901            4,248
Real estate owned,
 net. . . . . . . . .       20            53             221              531
Deposits. . . . . . .   97,990        95,816         102,604           98,465
Borrowed funds. . . .   17,000         1,000              --               --
Total equity. . . . .   19,115        22,515           9,231            8,583
Nonperforming assets
 and troubled debt
 restructurings . . .      608         1,344           2,085            2,117





                                               Year Ended June 30,
                                   -------------------------------------------
                                     2000      1999         1998        1997
                                   --------  --------     --------    --------
                                             (Dollars in thousands)
Selected Operating
Data:

Total interest income . .           $9,017    $7,799       $7,740      $7,440
Total interest expense. .            4,677     4,098        4,260       4,029
                                     -----     -----        -----       -----
 Net interest income. . .            4,340     3,701        3,480       3,411
Provision for loan losses               64        62          176          34
                                     -----     -----        -----       -----
 Net interest income after
  provision for loan
  losses. . . . . . . . .            4,276     3,639        3,304       3,377


Total noninterest income.              361       353          304         284
Total noninterest expense            3,651     3,656        2,485       3,107(2)
                                     -----     -----        -----       --------
Income (loss) before
 provision for income
 taxes. . . . . . . . . .              986       336        1,123         554
Income tax provision
 (benefit). . . . . . . .              474       102          506         344
                                     -----     -----        -----       -----
 Net income (loss). . . .           $  512    $  234       $  617      $  210
                                     =====     =====        =====       =====
Earnings per share:
 Basic. . . . . . . . . .           $ 0.39    $ 0.04          N/A         N/A
                                     =====     =====
 Diluted. . . . . . . . .           $ 0.38    $ 0.04          N/A         N/A
                                     =====     =====


                                                 (Footnotes on following page)

                                     5



                                  At or For the Year Ended June 30,
                                -------------------------------------
                                 2000       1999      1998      1997
                                ------     ------    ------    ------
Selected Operating Ratios
 and Other Data(3):
Performance Ratios:
 Average yield on interest-
  earning assets(4). . . . .     7.08%      6.96%     7.40%     7.28%
 Average rate paid on
  interest-bearing
  liabilities. . . . . . . .     4.26       4.14      4.24      4.11
 Average interest rate
  spread(5). . . . . . . . .     2.82       2.82      3.16      3.17
 Net interest margin(6). . .     3.41       3.30      3.33      3.34
 Ratio of interest-earning
  assets to interest-
  bearing liabilities. . . .   116.04     113.32    104.27    104.22
 Net interest income after
  provision for loan
  losses to noninterest
  expense. . . . . . . . . .   117.12      99.54    132.96    108.69
 Noninterest expense as a
  percent of average
  assets . . . . . . . . . .     2.79       3.13      2.26      2.91
 Return on average assets. .     0.39       0.20      0.56      0.20
 Return on average equity. .     2.47       1.36      6.89      2.52
 Ratio of average equity to
  average assets . . . . . .    15.80      14.75      8.16      7.79
 Dividend payout ratio . . .    51.28      20.00       N/A       N/A
Regulatory Capital Ratios(7):
 Tangible capital ratio. . .    12.40      13.40      8.35      8.13
 Core capital ratio. . . . .    12.40      13.40      8.35      8.13
 Risk-based capital ratio. .    29.08      26.84     16.92     21.70
Asset Quality Ratios:
 Nonperforming loans and
  troubled debt
  restructurings as
  a percent of total
  loans(8) . . . . . . . . .     0.72       1.77      2.69      2.38
 Nonperforming assets and
  troubled debt
  restructuring as a
  percent of total assets(9)     0.45       1.12      1.86      1.97
 Allowance for loan losses
  as a percent of total
  loans. . . . . . . . . . .     0.57       0.57      0.65      0.64
 Allowance for loan losses
  as a percent of
  nonperforming loans and
  troubled debt
  restructurings(1)(8) . . .    80.83      32.46     24.25     27.05
 Net loans charged-off to
  average interest-
  earning loans. . . . . . .     0.02       0.14      0.22      0.05
Full service offices at end
 of period . . . . . . . . .        4          4         4         4
____________________________



(1) Loans, net represents gross loans receivable net of the allowance for loan losses,loans in process and deferred loan origination fees. The allowance for loan losses at June 30, 2000, 1999, 1998 and 1997 was $468,000,
     $419,000, $452,000 and $429,000, respectively.

(2) Includes a one-time special assessment of $620,000 in order to recapitalize the Savings Association Insurance Fund.

(3) Regulatory capital ratios and asset quality ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and have been annualized where appropriate.



                                        (Footnotes continued on following page)

                                     6

(4) Calculations of yield for tax-exempt investments are not presented on a tax equivalent basis due to the average balance of tax-exempt investments being immaterial.

(5) The average interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(6) The net interest margin represents net interest income as a percent of average interest-earning assets.

(7)  Reflects regulatory capital ratios of Security Savings Association.

(8) Nonperforming loans consist of all nonaccrual loans and all other loans 90 days or more past due. It is the policy of Security to cease accruing interest on loans 90 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off all accrued interest.

(9) Nonperforming assets consist of non-performing loans and foreclosed real estate.



                    WHERE YOU CAN FIND MORE INFORMATION

     As a public company, Security is obligated to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our public filings are available to the public from commercial document retrieval services and on the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."


                                      7

                              THE SPECIAL MEETING

Place, Time and Date

     The special meeting is scheduled to be held at ____ p.m., Eastern Time, on October ___, 2000, at our main office located at 31 West Broad Street, Hazleton, Pennsylvania.

Matters to Be Considered

     At the special meeting, you will be asked to approve a proposal to adopt the merger agreement, a proposal to adjourn the special meeting if necessary to solicit additional proxies and such other matters as are properly brought before the special meeting. As of September 5, 2000, we do not know of any business that will be presented for consideration at the special meeting other than the approval of the merger agreement.

Record Date; Vote Required

     Only our stockholders of record at the close of business on September 5, 2000 are entitled to notice of and to vote at the special meeting. As provided in our certificate of incorporation, no one who beneficially owns, either directly or indirectly, in excess of 10% of our outstanding shares will be entitled to vote any shares held in excess of the 10% limit. As of September 5, 2000, there were 1,356,885 shares of our common stock outstanding and entitled to vote at the special meeting.

     Each outstanding share of our common stock will be entitled to cast one vote per share at the special meeting. You may vote in person or by submitting a properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of our outstanding shares of common stock will constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the special meeting for purposes of determining the presence of a quorum. A broker non-vote is an unvoted proxy submitted by a broker. Under applicable rules, brokers or other nominees who hold shares in street name for customers who are the beneficial owners of such shares may not vote those shares with respect to the merger agreement unless they have received specific instructions from their customers.

     To approve and adopt the merger agreement, the holders of a majority of the outstanding shares of Security common stock entered to vote must vote in favor of the merger agreement. Consequently, a failure to vote, an abstention or a broker non-vote will have the same effect as voting against the merger agreement. In addition, the holders of a majority of Security's common stock represented in person or by proxy and voting at the special meeting must vote in favor of the proposal to adjourn the special meeting. Accordingly, an abstentition will have the same effect as voting against the proposal to adjourn the special meeting. Broker non-votes will have no effect.

     Approval of the merger agreement by our stockholders is one of the conditions that must be satisfied to complete the merger. See "The Merger - Conditions to the Merger."

Beneficial Ownership of Security Common Stock

     As of September 5, 2000, our directors and executive officers and their affiliates beneficially owned in the aggregate 120,101 shares (excluding stock options) of our common stock, or 8.9% of our


                                      8

outstanding shares of common stock entitled to vote at the special meeting. Based on the unanimous approval of the merger agreement by our Board of Directors, we currently expect that each Security director and executive officer will vote his or her shares of Security common stock beneficially owned by him or her for approval of the merger agreement. As of September 5, 2000, Northeast owned 65,000 shares of Security common stock. As of such date, no directors or executive officers of Northeast owned any shares of Security common stock. Northeast has indicated that it intends to vote all of such shares in favor of the merger.

Security Common Stock

     Our common stock is traded on the American Stock Exchange under the symbol "SPN." On June 1, 2000, the last trading day prior to the joint announcement by Security and Northeast that they had entered into the merger agreement, the closing price per share of our common stock was $10.88.
On September __, 2000, which is the last practicable date prior to printing this proxy statement, the closing per share sales price of our common stock was $___.

Proxies

     Shares of our common stock represented by properly executed proxies received prior to or at the special meeting will, unless they have been revoked, be voted at the special meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted "FOR" the adoption of the merger agreement.

     You should complete and return the proxy card accompanying this proxy statement to ensure that your vote is counted at the special meeting, regardless of whether you plan to attend the special meeting. You can revoke your proxy at any time before the vote is taken at the special meeting by:

     * submitting written notice of revocation to the Secretary of Security,

     *    submitting a properly executed proxy of a later date, or

     * voting in person at the special meeting, but simply attending the special meeting without voting will not revoke an earlier proxy.

     Written notice of revocation and other communications about revoking your proxy should be addressed to:

          Security of Pennsylvania Financial Corp.
          31 West Broad Street
          Hazleton, Pennsylvania 18201
          Attention:     Nancy Latoff
                         Secretary

     If any other matters are properly presented at the special meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. As of September 5, we know of no other matters to be presented at the meeting.

                                     9

     Certain material events or changes in circumstances including a material amendment to the merger agreement or a material revision of the fairness opinion issued by Sandler O'Neill may result in a resolicitation of your vote. Under those circumstances, we will provide you with supplemental information about the material event or change in circumstances and give you an opportunity to recast your vote

     If your Security common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet. Please see your instruction form that accompanies this proxy statement.

     In addition to solicitation by mail, our directors, officers and employees, who will not receive additional compensation for such services, may solicit proxies from our stockholders, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. We will bear our own expenses in connection with the solicitation of proxies for the special meeting.

     We have retained Regan & Associates, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. We will pay Regan & Associates, Inc. a fee of $5,000. We also will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of Security common stock. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

     You are requested to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope.

     You should not forward stock certificates with your proxy cards.


                                 THE MERGER

     The information in this proxy statement concerning the terms of the merger is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Appendix A and incorporated by reference herein. All stockholders are urged to read the merger agreement in its entirety, as well as the opinion of our financial advisor attached as Appendix B.

General

     As soon as possible after the conditions to consummation of the merger described below have been satisfied or waived, and unless the merger agreement has been terminated as discussed below, Security and a subsidiary of Northeast will merge in accordance with Delaware law. Under the terms of the merger agreement, an interim subsidiary of Northeast will be merged with and into us, with Security surviving as a subsidiary of Northeast. It is intended that after the merger, Security will be merged with and into Northeast, with Northeast as the surviving entity. Immediately after the merger is completed,

                                     10

Security's subsidiary, Security Savings Association of Hazleton, will merge with and into Northeast's subsidiary, First Federal Bank. First Federal Bank will be the surviving bank.

     Upon completion of the merger, our stockholders will be entitled to receive $17.50 in cash in consideration for each of their shares of Security common stock they hold and shall cease to be stockholders of Security. The directors of Northeast will continue to be the directors of Northeast after the merger. Three directors from Security will become directors of First Federal Bank. Also, one director from Security will become a director of Northeast Pennsylvania Trust Co., a subsidiary of Northeast.

     Northeast intends to generate the approximately $25 million of funds required to purchase Security from internal sources. As of June 30, 2000, Northeast, on a consolidated basis, had cash and cash equivalents of $8.2 million and available-for-sale securities of $179.3 million. Northeast intends for its subsidiary, First Federal Bank, to dividend the necessary funds to pay the merger consideration to it. The dividend requires the approval of the Office of Thrift Supervision as part of its approval of Northeast's acquisition of Security. On a pro forma basis after giving effect to First Federal Bank's related acquisition of Security Savings Association, First Federal Bank would remain a well capitalized institution under Office of Thrift Supervision regulatory standards.

The Companies

     Security of Pennsylvania Financial Corp.
     31 West Broad Street
     Hazleton, Pennsylvania 18201
     (570) 454-0824

     Security is a Delaware corporation and the parent savings and loan holding company of Security Savings Association of Hazleton. Security Savings Association is a Pennsylvania-chartered stock savings and loan association which is headquartered in Hazleton, Pennsylvania. Security Savings Association operates four offices located in Luzerne and Carbon counties.

     Northeast Pennsylvania Financial Corp.
     12 East Broad Street
     Hazleton, Pennsylvania 18201
     (570) 459-3700

     Northeast is a Delaware corporation and the holding company for First Federal Bank, which is headquartered in Hazleton, Pennsylvania. Northeast also has two other subsidiaries, Northeast Pennsylvania Trust Co. and Abstractors, Inc. As of June 30, 2000, Northeast had total assets on a consolidated basis of $658.5 million. First Federal Bank is a federally chartered savings bank founded in 1935. Through its 13 locations in northeastern and central Pennsylvania, First Federal Bank offers a broad range of commercial and retail banking services, including checking accounts, savings accounts, money market accounts, individual retirement accounts and a full line of loans. Northeast Pennsylvania Trust Co. was established in 1999 to provide trust, estate and asset management services and products to individuals and businesses. Abstractors, Inc. is a title insurance agency.

                                     11

Background of the Merger

     In late January 2000, a bank holding company expressed interest to our management in discussing a possible acquisition. After briefing the Board about the inquiry, Security consulted its investment advisor, Sandler O'Neill, to assist it in evaluating its strategic alternatives. Among other things, that consultation identified Northeast as another financial holding company which might have a strong interest in acquiring Security. Security authorized Sandler O'Neill to explore with Northeast its interest in Security. As a result, in early March, Sandler O'Neill contacted Northeast to discuss a potential business combination.

     In late March and early April, the Chairman of the Board of Northeast, Thomas L. Kennedy, met with our President and Chief Executive Officer, Richard
C. Laubach, several times to discuss a possible acquisition of Security. In addition, during that time, representatives of Sandler O'Neill met with representatives of Northeast to discuss the transaction consideration.

     On April 13, 2000, our Board of Directors formalized the engagement of Sandler O'Neill to assist in the evaluation of our strategic alternatives. As part of this process, Sandler O'Neill reviewed other likely merger candidates to assess, among other things, their financial capacity to fund the negotiated merger consideration and concerns related to regulatory and stockholder approvals. Sandler O'Neill also reviewed with the Board Security's future financial prospects as a stand-alone entity. Sandler O'Neill served as our financial advisor in the mutual to stock conversion of Security Savings Association, which was completed on December 30, 1998. Sandler O'Neill has provided financial advisory services to us since the conversion.

     On May 17, 2000 and May 19, 2000, Mr. Laubach met with E. Lee Beard, the President and Chief Executive Officer of Northeast, to discuss a merger. We also retained independent legal counsel, Elias, Matz, Tiernan & Herrick L.L.P., to assist us in negotiating a merger agreement with Northeast. Following these meetings, we began negotiating the terms of the merger agreement with the assistance of our investment banker and legal counsel.
Over the next two weeks, our representatives conducted a limited due diligence review on Northeast. Northeast completed its due diligence review of us and the parties continued to refine the key points of the transaction. During this period, the progress of the negotiations were reported to the members of our Board by Mr. Laubach.

     During the negotiations with Northeast, Sandler O'Neill, on our behalf, continued to explore merger prospects with the bank holding company that initially expressed interest in acquiring us. After some preliminary discussions, the third party provided us with its best offer, which was less then $17.50 per share. Sandler O'Neill also provided its assessment of the ability of other potential acquirors to pay comparable consideration to Security's shareholders, their interest in pursuing an acquisition of a financial institution of Security's size and market presence and their ability to obtain necessary approvals. Based on these factors, we elected to continue our negotiations with Northeast. These negotiations continued up until the night of June 1, 2000.

     On June 2, 2000, our Board met with Sandler O'Neill and its legal counsel to review and discuss the terms of the merger agreement. Sandler O'Neill advised Security that the terms being discussed were within the range of comparable recent merger transactions of financial institutions in various markets. Sandler O'Neill provided us with an oral opinion which stated that the merger consideration was fair, from a financial point of view, to our stockholders. Our Board then discussed the terms of the merger

                                     12



agreement and the presentation by Sandler O'Neill. The Board considered the terms of Northeast's offer, the cash form of consideration, Northeast's ability to pay the consideration and its likelihood of receiving regulatory approvals and the possibility that an auction would result in a withdrawal of Northeast's offer as well as be disruptive to Security's business. The Board also considered the current and prospective competitive operating environment facing the financial services industry generally, and Security in particular, including the continued pace of consolidation in the industry and the perceived importance of operational scale in enhancing profitability and remaining competitive over the long term. After conclusion of the review and discussion, a vote was taken and the Board unanimously approved the merger agreement and authorized Mr. Laubach to execute the merger agreement and related documents. The merger agreement was executed and announced on June 2, 2000.

Our Reasons for the Merger; Recommendation of Your Board of Directors

     Our Board of Directors believes that the terms of the merger agreement, which are the product of arm's length negotiations between representatives of Northeast and Security, are in the best interests of our stockholders. In the course of reaching its determination, our Board of Directors considered the following factors:

     * the merger consideration to be paid to our stockholders in relation to the market value, book value, earnings per share and dividend rates of our common stock,

     * information concerning our financial condition, results of operations, capital levels, asset quality and prospects,

     *    industry and economic conditions,

     * the impact of the merger on the depositors, employees, customers and communities served by us through expanded commercial, consumer and retail banking products and services,

     * the opinion of our financial advisor as to the fairness of the merger consideration from a financial point of view to the holders of our common stock,

     * the general structure of the transaction and the compatibility of management and business philosophy,

     * the greater resources and product offerings that Northeast will have after the merger than we currently have,

     * our assessment of Northeast's ability to pay the aggregate merger consideration, including its cash and cash equivalents and its available-for-sale securities as well as the likelihood of receipt of regulatory approval to pay a dividend from First Federal Bank to Northeast to fund the transaction,

     * the results of our due diligence investigation of Northeast, including the likelihood of receiving the requisite regulatory approvals in a timely manner,

                                     13


     * the ability of Northeast after the merger to compete in relevant banking and non-banking markets, and

     * our strategic alternatives to the merger, including the continued operation of Security Savings Association as an independent financial institution.

In making its determination, our Board of Directors did not ascribe any relative or specific weights to the factors which it considered. The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but it does include the material factors considered by our Board.

    Our Board of Directors believes that the merger is in the best interests of Security and our stockholders. The Board of Directors unanimously recommends that our stockholders vote for the adoption of the merger agreement.

The Consideration is Fair According to Sandler O'Neill, Our Financial Advisor

    By letter agreement dated as of May 2, 2000, Security retained Sandler O'Neill as an independent financial advisor in connection with Security's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

    Sandler O'Neill acted as financial advisor to Security in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the request of Security's board of directors, representatives of Sandler O'Neill attended the June 2, 2000 meeting at which the board considered and approved the merger agreement. At the meeting, Sandler O'Neill delivered to Security's board of directors its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Security stockholders from a financial point of view. Sandler O'Neill also has delivered to Security's board of directors a written opinion dated the date of this proxy statement which is substantially identical to the June 2, 2000 opinion. The full text of Sandler O'Neill's opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The opinion is incorporated by reference into this description and this description is qualified in its entirety by reference to the opinion. Security stockholders are urged to carefully read the opinion in connection with their consideration of the proposed merger.

    Sandler O'Neill's opinion was directed to the Security board and was provided to the board for its information in considering the merger. The opinion is directed only to the fairness of the consideration to Security stockholders from a financial point of view. It does not address the underlying business decision of Security to engage in the merger or any other aspect of the merger and is not a recommendation to any Security stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other related matter.

    In rendering its June 2, 2000 opinion, Sandler O'Neill performed a variety of financial analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such

                                     14

analyses to Security's board of directors at its meeting on June 2, 2000. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Security and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Security and the companies to which it is being compared.

    The earnings projections for Security relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon internal projections of Security for the years ending June 30, 2000 and 2001. For fiscal years after 2001, Sandler O'Neill assumed, with Security's consent, an annual growth rate on earning assets of 6%. The earnings projections furnished to Sandler O'Neill were prepared by the senior management of Security for internal purposes only and not with a view towards public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

    In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted with certainty and are beyond the control of Security, Northeast and Sandler O'Neill. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, the analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill's analyses do not necessarily reflect the value of Security common stock or the prices at which Security common stock may be sold at any time.

    Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the per share consideration of $17.50 and Security's March 31, 2000 financial information, Sandler O'Neill calculated the following ratios:

Transaction value/tangible book value                     1.22x
Transaction value/book value                              1.22x
Transaction value/last quarter annualized EPS            27.34x
Transaction value/last twelve months' EPS                25.36x
Tangible book premium/core deposits (1)                   4.16%
-------------------------
(1) Assumes 5% non-core deposits.
                                     15

The aggregate transaction value is approximately $23.9 million, based upon
1.2 million fully diluted shares of Security common stock outstanding, which was determined using the treasury stock method at the per share transaction value. For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the transaction value represented a 60.9% premium over the June 1, 2000 closing price of Security common stock of $10.875.

    Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Security common stock and the relationship between the movements in the prices of Security common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of a composite group of publicly traded regional savings institutions selected by Sandler O'Neill. During the one year period ended May 30, 2000, the Security common stock outperformed each of the indices to which it was compared.

                              Beginning Index Value         Ending Index Value
                                  May 28, 1999                 May 30, 2000
                              ---------------------         ------------------
Security                            100.00                        110.39
Security Composite Group            100.00                         99.23
Nasdaq Bank Index                   100.00                         84.13
S&P 500 Index                       100.00                        109.26


    Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Security and two groups of financial institutions selected by Sandler O'Neill. The first group consisted of Security and the following six publicly traded regional savings institutions (the "Regional Group"):

    Elmira Savings Bank                Laurel Capital Group Inc.
    GSB Financial Corp.                Prestige Bancorp, Inc.
    Jade Financial Corp.               Washington Savings Bank, FSB

    Sandler O'Neill also compared Security to a group of five publicly traded savings institutions nationwide which had a return on average equity (based on last twelve months' earnings) of greater than 12.50% and a price-to-tangible book value of greater than 120% (the "Highly Valued Group"). The Highly Valued Group was comprised of the following institutions:

    First Georgia Holding Inc.         Mayflower Co-operative Bank
    Home Port Bancorp, Inc.            Nutmeg Federal S&LA
    WVS Financial Corp.

    The analysis compared publicly available financial information for Security and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1995 through December 31, 1999 and as of and for the twelve months ended March 31, 2000. The table below sets forth the comparative data as of and for the twelve months ended March 31, 2000.



                                    16

                                                Regional              Highly
                           Security              Group             Valued Group
                           --------             --------           ------------
Total assets               $134,400             $211,692            $238,021
Annual growth rate of
 total assets                 8.71%               10.77%              14.53%
Tangible equity/assets       14.47%                9.67%               7.40%
Total Equity                $19,441              $22,389             $18,255
Net loans/total assets       59.15%               65.81%              82.05%
Cash & securities/total
 assets                      38.39%               32.22%              14.14%
Gross loans/total
 deposits                    79.67%               85.25%              95.24%
Total borrowings/total
 assets                      10.42%               10.04%              16.02%
Non-performing assets/
 total assets                 1.67%                0.28%               0.48%
Loan loss reserve/
 gross loans                  0.54%                0.87%               1.02%
Net interest margin           3.45%                3.45%               4.34%
Loan loss provision/
 average assets               0.00%                0.09%               0.03%
Non-interest income/
 average assets               0.22%                0.43%               0.51%
Non-interest expense/
 average assets               2.51%                2.43%               2.58%
Efficiency ratio             66.14%               67.28%              62.69%
Return on average assets      0.75%                0.72%               1.16%
Return on average equity      4.48%                5.93%              13.85%
Price/tangible book
 value per share             75.02%               81.39%             144.86%
Price/earnings per share     15.58x               11.45x               9.21x
Dividend yield                1.40%                2.85%               3.91%
Dividend payout ratio        21.74%               26.30%              34.25%


    Analysis of Selected Merger Transactions. Sandler O'Neill reviewed over 100 transactions involving the acquisition of publicly traded savings institutions in which the transaction values were greater than $15 million.
Of those, 60 transactions were announced nationwide from January 1, 1999 to May 31, 2000 ("Nationwide Transactions"), 13 transactions were announced from January 1, 1999 to May 31, 2000 in the Mid Atlantic Region ("Mid Atlantic Transactions") and 31 transactions were announced nationwide involving sellers which had a tangible equity/total assets ratio of greater than 10% at announcement ("Highly-Capitalized Transactions"). Sandler O'Neill reviewed the multiples of transaction value to last twelve months' earnings, transaction value to book value and premium to market price and computed high, low, mean and median multiples and premiums for the respective groups of transactions. Sandler also analyzed certain imputed relative pricing multiples for the same groups of transactions. The relative multiples were determined by dividing the absolute transaction multiples by the relevant trading multiples of the buyers. Using these relative multiples, Sandler O'Neill then calculated an imputed relative price/earnings multiple and relative price/tangible book multiple. These multiples were applied to Security's financial information as of and for the last quarter annualized ended March 31, 2000. As illustrated in the following table, Sandler O'Neill derived an imputed range of

                                     17

values per share of Security common stock of $11.44 to $23.63 based upon the median multiples for Nationwide Transactions, $14.68 to $21.82 based upon the median multiples for Mid Atlantic Transactions and $12.18 to $18.63 based upon the median multiples for Highly-Capitalized Transactions.
The transaction value per share of Security common stock in the merger was $17.50.

                     Nationwide          Mid Atlantic       Highly-Capitalized
                 ------------------   ------------------    -------------------
                 Median     Implied   Median     Implied    Median      Implied
                 Multiple   Value     Multiple   Value      Multiple    Value
                 --------   -------   --------   -------    --------    -------
Deal price/LTM
 EPS             23.42x     $16.16    26.56x     $18.33     24.53x      $16.93
Relative price/
 LTM EPS         16.57x     $11.44    21.27x     $14.68     17.66x      $12.18
Deal price/
 book value       1.65x     $23.63     1.52x     $21.82      1.30x      $18.63
Relative price/
 book value       1.33x     $19.04     1.34x     $19.25      1.26x      $18.08
Premium to
 market          39.40%     $14.64    37.70%     $14.46     36.79%      $14.36

    Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Security through September 30, 2003 under various circumstances, assuming Security's current dividend payout ratio and that Security performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Security common stock at September 30, 2003, Sandler O'Neill applied price/earnings multiples ranging from 8x to 18x and multiples of tangible book value ranging from 50% to 175%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10% to 13% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Security common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Security common stock of $5.66 to $12.99 when applying the price/earnings multiples and $6.24 to $22.04 when applying multiples of tangible book value. The transaction value per share of Security common stock is $17.50 which is above the price/earnings multiples range and within the tangible book value multiples range.


                       Price/Earnings Multiples   Tangible Book Value Multiples
                       ------------------------   -----------------------------
Discount Rate              8x            18x          .50x           1.75x
-------------              --            ---          ----           -----

10%                        $6.18         $12.99       $6.82          $22.04
11                          6.00          12.60        6.62           21.37
12                          5.83          12.22        6.43           20.72
13                          5.66          11.86        6.24           20.09

    In connection with its analysis, Sandler O'Neill considered and discussed with Security's board of directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

    In connection with rendering its June 2, 2000 opinion, Sandler O'Neill reviewed, among other things: (1) the merger agreement and exhibits thereto;
(2) certain publicly available financial statements and other historical financial information of Security that they deemed relevant; (3) certain publicly

                                     18

available financial statements and other historical financial information of Northeast that they deemed relevant; (4) certain internal financial analyses and forecasts of Security prepared by and reviewed with management of Security and the views of senior management of Security, based on certain limited discussions with certain members of senior management, regarding Security's business, financial condition, results of operations and future prospects; (5) certain internal financial analyses and forecasts of Northeast prepared by and reviewed with management of Northeast and the views of senior management of Northeast, based on certain limited discussions with certain members of senior management, regarding Northeast's business, financial condition, results of operations and future prospects; (6) the publicly reported historical price and trading activity for Security's and Northeast's common stock, including a comparison of certain financial and stock market information for Security and Northeast with similar publicly available information for certain other companies the securities of which are publicly traded; (7) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (8) the current market environment generally and the banking environment in particular; and (9) such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

    In connection with rendering the opinion attached as Appendix B to this proxy statement, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its June 2, 2000 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

    In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Security or Northeast or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Security or Northeast, nor has it reviewed any individual credit files relating to Security or Northeast. With Security's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Security and Northeast are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Security or Northeast. With respect to all financial projections reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Security and Northeast and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

    Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the

                                     19

conditions precedent in the merger agreement are not waived.  Sandler
O'Neill also assumed, with Security's consent, that there has been no material change in Security's and Northeast's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to it, that Security and Northeast will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase transaction and will be a tax-free reorganization for federal income tax purposes.

     Security has agreed to pay Sandler O'Neill a transaction fee of approximately $250,000 in connection with the merger, of which $62,149 has been paid and the balance will be paid when the merger is completed. Security has also paid Sandler O'Neill a fee of $50,000 for rendering its fairness opinion, which will be credited against that portion of the transaction fee due upon completion of the merger. Security has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. The amount of the transaction fee was agreed to after negotiations between Security and Sandler O'Neill. Sandler O'Neill proposed a fee equal to 1% of the merger consideration and Security agreed to that fee after reviewing similar fee structures for comparable transactions.

     Sandler O'Neill has in the past provided certain other investment banking services to Security and Northeast and has received compensation for such services. During the two years prior to the date of this proxy statement, Sandler O'Neill acted as financial advisor to Security Savings in connection with its conversion from mutual to stock form for which Sandler O'Neill received fees of $272,000. During the past two years, Sandler O'Neill also provided certain record management services to Northeast related to its conversion to stock form, for which Sandler O'Neill received fees of $6,600. In addition, Sandler O'Neill may in the future provide investment banking services to Northeast and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to Security and Northeast and may actively trade the equity securities of Security and Northeast and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Estimates of Future Operations

     In connection with the evaluation of the proposed merger by Northeast and Security, Security prepared certain nonpublic estimates reflecting management's views as to the possible future performance of Security for the fiscal years ending June 30, 2000 and 2001. Such estimates were provided on a confidential basis to Northeast and to Security's financial advisor and did not give effect to the merger and any expenses related to the merger. These estimates were based on assumptions (relating to the interest rate environment, loan portfolio growth, asset growth and deposit growth) which management believed to be reasonable at the time. Management's belief as to the reasonableness of its estimates and of the assumptions underlying such estimates is based upon the use of industry data, management's history of operations of Security and the significant time and resources management devoted to developing such estimates. All of the following estimates exclude gains on sales of investments and non-recurring items.

                                     20



     The material estimates are provided in the following table:




                                              Year Ended June 30,
                                 ---------------------------------------------
                                         2000                       2001
                                 -------------------      --------------------
                                            (Dollars in thousands)

Interest income                         $8,837                     $9,573

Interest expense                         4,523                      4,660
                                        ------                     ------
   Net interest income                   4,313                      4,913



Provision for loan losses                   12                         20
                                         -----                      -----
Net interest income after provision
 for loan losses                         4,302                      4,893

Non-interest income                        364                        375

Non-interest expense                     3,328                      3,380
                                         -----                      -----

Income before income taxes               1,338                      1,888

Income tax provision                       410                        566
                                         -----                      -----
Net income                              $  928                     $1,322
                                           ===                      =====

     The estimates provided by Security were not prepared with a view to public disclosure or compliance with published guidelines established by the SEC or the American Institute of Certified Public Accountants regarding projections. The estimates are included in this proxy statement solely because such information was provided to Northeast. Neither Security nor its independent auditors assume any responsibility for the accuracy of such information. In addition, because the estimates are inherently subject to significant economic and competitive uncertainties and contingencies beyond Security's control, there can be no assurance that the estimates will be realized. Actual results may be higher or lower than those estimated. Neither Security's auditor nor any other independent accountants have compiled, examined or performed any procedures with respect to the estimates, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the foregoing prospective financial information.


You Will Receive Cash for Your Shares of Security Stock

     Upon completion of the merger, each outstanding share of Security common stock (other than shares as to which dissenters' rights have been asserted and perfected in accordance with Delaware law and other than treasury shares and certain shares held by Northeast) shall be converted into and represent the right to receive $17.50 in cash without any interest thereon. The aggregate amount of the cash payment represents the merger consideration. The merger consideration to be paid in connection with the merger is expected to be approximately $25 million, assuming none of the outstanding Security options are exercised prior to completion of the merger and that none of the Security options convert into options to purchase Northeast common stock.

                                     21


Treatment of Options

     Except as provided in the next paragraph, each option to purchase Security common stock that has not been exercised before the merger is completed will be canceled and the holder of the unexercised stock option will be entitled to receive a cash payment equal to $17.50 less the exercise price per share of such stock option, multiplied by the number of shares of Security common stock subject to the stock option, less any required tax withholdings. Our stock-based incentive plan and all options issued under it will terminate at the effective time of the merger.

     Our directors and employees who continue to serve as a director and employee of Northeast or its subsidiaries after the merger and who have Security stock options may elect, not less than two business days prior to the closing date of the merger, to convert all or any portion of their Security stock options into options to purchase shares of Northeast common stock instead of receiving the cash payment for their stock options described in the preceding paragraph. The conversion of such options will be effected by issuing to the electing person Northeast stock options to purchase a number of shares of Northeast common stock (rounded up to the nearest whole share) equal to the product of (1) the number of Security stock options being converted and
(2) a fraction, the numerator of which is $17.50 and the denominator of which is the average of the daily closing sales prices, as reported on the American Stock Exchange, of Northeast common stock for the 15 consecutive trading days ending with the last trading day before the effective time of the merger. The exercise price per share for such Northeast stock options shall be the product (rounded to the nearest cent) of the exercise price of the Security stock options being converted multiplied by the reciprocal of the fraction described in the prior sentence. Each of such Northeast stock options shall be fully vested and exercisable on the same terms as the related Security stock options.

Procedure for Surrendering Your Certificates

     Prior to the effective time of the merger, Northeast will deposit with Northeast Pennsylvania Trust Co. or another bank or trust company cash in an amount equal to the aggregate merger consideration, including the amount of cash to be paid upon the cancellation of outstanding stock options. The bank or trust company receiving the deposit will act as paying agent for the benefit of the holders of certificates of Security common stock in exchange for the merger consideration.

     As soon as reasonably practicable after the effective time of the merger, a letter of transmittal will be mailed by the paying agent to Security stockholders. The letter of transmittal will contain instructions for surrendering your certificates of Security common stock.

     You should not return your Security common stock certificates with the enclosed proxy, and you should not send your stock certificates to the paying agent until you receive the letter of transmittal.

     If a certificate for Security common stock has been lost, stolen or destroyed, the paying agent will issue the merger consideration following:

     * receipt of an affidavit by the person claiming the loss, theft or destruction of his or her certificate, and

                                     22

     * if required by the paying agent, the posting of a bond by such person in such amount as the paying agent may reasonably require as indemnity against any claim.

     After six months following the effective time of the merger, Northeast may have the paying agent deliver to it any funds not disbursed by the paying agent to Security stockholders. Thereafter, the payment obligation for any certificate representing Security common stock which has not been satisfied will become the responsibility of Northeast.

     If certificates for Security common stock are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental agency, the unclaimed amounts will become the property of Northeast to the extent permitted by applicable law, free and clear of all claims or interest of any person previously entitled to such amounts. None of Northeast, Security or any other person will be liable to any former holder of Security common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties Made by Us and Northeast

     The merger agreement contains representations and warranties made by us and Northeast which are customary in merger transactions, including, among others, representations and warranties concerning:

     * the organization of Security and Northeast, and their subsidiaries,

     * the due authorization, execution, delivery and enforceability of the merger agreement,

     * the consents or approvals required under, and the lack of breaches or violations of, applicable certificates of incorporation, bylaws, instruments and laws, with respect to the transactions contemplated by the merger agreement,

     * the documents filed by Northeast and us with the SEC and other regulatory agencies,

     * the absence of material adverse changes, legal claims, regulatory actions and undisclosed liabilities,

     * the conduct of our business in the ordinary course and the absence of certain changes, and

     *    the financial statements of Northeast and us.

     We made certain additional representations and warranties (which are also customary), among others, regarding our capitalization, the receipt of a fairness opinion from our financial advisor, environmental matters, the adequacy of insurance coverage, investment securities, status of loan portfolio, payment of taxes, employee benefit plans, title to assets, certain contracts, properties, the accuracy of the information in this proxy statement, the absence of Year 2000 issues, liquidation accounts, books and records, inapplicability of anti-takeover provisions, asset quality, compliance with laws, including the Community Reinvestment Act, the allowance for loan losses, labor matters and the real estate owned by us. Northeast also has represented that it will have the funds necessary to pay the merger consideration required of it under the merger agreement.

                                     23

     The representations and warranties made by us and Northeast are qualified by materiality. These representations and warranties will not survive beyond the completion of the merger, and, if the merger agreement is terminated without consummation of the merger, other than the possible termination fee provisions discussed below, there will be no liability on the part of either us or Northeast, except that no party shall be relieved or released from any liability arising out of a willful breach by it of any covenant, undertaking, representation or warranty in the merger agreement.

Conditions to the Merger

     The respective obligations of Northeast and Security to consummate the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement:

     *    approval of the merger agreement by our stockholders,

     * the receipt of all required regulatory approvals, consents or waivers, provided that none of such approvals, consents or waivers contain any condition or requirement which so materially and adversely impacts the economic or business benefits to Northeast that Northeast would not, in its reasonable judgment, have entered into the merger agreement if such requirement or condition had been known at the time of execution,

     * the absence of any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the completion of the merger or the bank merger,

     * the absence of any statute, rule or regulation which prohibits, restricts or makes illegal the completion of the merger or the bank merger,

     * the accuracy of the other party's representations and warranties in all material respects,

     * the performance by the other party of its obligations contained in the merger agreement in all material respects, and

     *    the receipt of certain certificates.

Northeast's obligation to effect the merger also is subject to the following conditions:

     *    receipt by us of all necessary third party consents, and

     * that no more than 15% of our outstanding common stock will be subject to dissenters' rights of appraisal with respect to the merger.

     Our obligation to effect the merger is subject to the condition that Northeast deposits sufficient funds with the paying agent to pay the aggregate merger consideration.

     There can be no assurance that the conditions to consummation of the merger will be satisfied or waived. The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to by Northeast and us and indicated in the certificate of merger. It is currently anticipated that the effective time of the merger will occur during the fourth quarter of 2000.

                                     24

Conduct of Business Prior to the Completion of the Merger

     Northeast and we have agreed that during the period from the date of the merger agreement to the completion of the merger we will not:

     * take any action that would adversely affect or delay the ability of us or Northeast to perform our respective covenants and agreements on a timely basis under the merger agreement, or

     * take any action that would adversely affect or delay the ability of us, Security Savings Association, Northeast or First Federal Bank to obtain any necessary approvals, consents or waivers of any governmental entity required for the transactions contemplated by the merger agreement or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, or

     * take any action that is intended or expected to result in any of our or Northeast's representations and warranties contained in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, or in any of the conditions to the merger not being satisfied or in violation of the merger agreement.

     We also have agreed that during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement), we and Security Savings Association will:

     * conduct our business in the regular, ordinary and usual course consistent with our past practice,

     * maintain and preserve intact our business organization, properties, leases, employees and advantageous business relationships and retain the services of our officers and key employees,

     * take no action that results in or is reasonably likely to have a material adverse effect on us or Security Savings Association,

     *    maintain adequate insurance as is customary for our industry,

     * confer regularly with Northeast, subject to applicable law, regarding material issues affecting our business and the status of our and Security Savings Association's operations,

     * promptly notify Northeast of any material change in our business, properties, assets, condition or results of operations, and

     * promptly provide Northeast with copies of all filings made by us or Security Savings Association regarding the merger agreement.

                                     25

     We also agreed, among other things, that, except as contemplated by the merger agreement or unless Northeast provides its written consent, we and Security Savings Association will not:

     * other than in the ordinary course of business consistent with our past practice, incur any indebtedness or assume, guarantee, endorse or become responsible for the obligations of any individual, corporation or other entity,

     *    adjust, split, combine or reclassify any of our capital stock,

     * pay any dividends to our stockholders except for regular quarterly dividends of up to $0.05 per share, or redeem, repurchase or otherwise acquire any of our capital stock,

     * grant any stock options, stock awards or rights to acquire shares of our capital stock,

     * issue any shares of our capital stock or any securities or obligations convertible or exercisable into our capital stock, other than pursuant to the exercise of existing options to purchase Security common stock,

     * enter into any agreement to sell, transfer, mortgage, encumber or otherwise dispose of any of our material properties or assets,

     * cancel, release or assign any indebtedness, except pursuant to contracts or agreements in force as of the date of the merger agreement,

     * acquire any new equity interests, property or assets of any other business, individual or entity other than the Federal Home Loan Bank of Pittsburgh,

     * enter into, amend, terminate or renew any agreement or lease other than those involving payments of less than $10,000 per year,

     * make, renegotiate, renew, increase, extend, modify or purchase any loan, lease or extension of credit, except for loans made in conformity with our lending policies for less than $300,000 or for loans that we have a binding obligation to make,

     * make or increase any loan or extension of credit to our or Security Savings Association's directors or executive officers on terms that are more favorable than terms available to the general public,

     * increase the compensation of or pay any pension, bonus, severance, retirement allowance or contribution to any of our directors, officers or employees, except for the payment of permissible bonuses as provided by the merger agreement,

     * become a party to, amend or commit to, any employee pension, welfare, profit-sharing or retirement plan or employment agreement,

     * voluntarily accelerate the vesting of or lapsing of restrictions with respect to any stock options or other stock-based compensation,

                                     26

     * elect any new senior executive officers, nominate any new directors to our Board, hire any employee with annual compensation in excess of $25,000, or change the titles of our officers,

     * settle any claim, action or proceeding in excess of $50,000 or that requires a material restriction on our business,

     *    amend our certificate of incorporation or bylaws,

     * other than in the ordinary course of business consistent with our past practices and Security Savings Association's investment policy, make any investments in individual amounts exceeding $1.0 million, or materially change our investment securities portfolio, with certain exceptions,

     * make any investment in any debt security, except for the purchase of U.S. government and agency securities with final maturities not greater than five years that are purchased in the ordinary course of business,

     * make any capital expenditures except those necessary to maintain existing assets or to pay taxes,

     * establish or commit to establish any new branch locations or file any application to relocate or terminate any banking office,

     * engage in any transaction that is not in the ordinary course of business and consistent with past practices,

     * implement or adopt any change in our accounting principles, practices or methods unless required by generally accepted accounting practices or regulatory guidelines, or

     * agree to do, or adopt any resolutions by our Board in support of, any of the actions noted above.

     In addition, we or our agents and affiliates have agreed not to solicit inquiries or proposals from, or furnish information to or participate in any discussions or negotiations with, third parties who are trying to buy a material interest in us. Generally, an effort by us to encourage a merger, acquisition or similar business combination with a third party, the sale of 10% or more of our or Security Savings Association's assets, an offer for 25% or more of our stock, the acquisition by any person or group who owns 15% or more of our stock, or a public announcement to enter into an agreement to do any of these things, would violate this covenant. We are required to notify Northeast immediately if we receive any such inquires or proposals and provide information about the third party and its proposal. However, we are permitted to furnish information to or engage in discussions or negotiations with third parties if, after having consulted with and received the advice of our counsel, we determine that the failure to do so may cause our Board of Directors to breach its fiduciary duties. In making such determination, we must find that such proposal from a third party (a) if accepted, is likely to be completed and (b) if completed, is

                                     27

reasonably likely to result in a transaction that is more favorable to our stockholders from a financial point of view than the merger.

Approvals Needed to Complete the Merger

     In addition to the approval of the merger agreement by our stockholders, completion of the merger and the transactions contemplated by the merger agreement are subject to the prior approval of the Office of Thrift Supervision under the Home Owners' Loan Act, the Bank Merger Act and the conversion regulations. In reviewing applications under the Bank Merger Act, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the OTS may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive.

     Under the Community Reinvestment Act of 1977, the OTS must take into account the record of performance of First Federal Bank and Security Savings Association in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Security Savings Association and First Federal Bank each received a "satisfactory" rating during their respective last Community Reinvestment Act examinations.

     In addition, a period of up to 30 days must expire following approval by the OTS, within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. Although we believe that the likelihood of such action by the Department of Justice is remote in this merger, there can be no assurance that the Department of Justice will not initiate such proceeding. If such proceeding is instituted or challenge is made, we cannot ensure a favorable result.

     We are not aware of any other regulatory approvals required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by Security stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

     There can be no assurances that the requisite regulatory approvals will be received in a timely manner, in which event the consummation of the merger may be delayed. If the merger is not consummated on or before December 31, 2000, the merger agreement may be terminated by either Northeast or us. We can give you no assurance as to the receipt or timing of such approvals.

     It is a condition to the consummation of the merger that the regulatory approvals be obtained without any condition or requirement that would so materially and adversely impact the economic or business benefits of the merger to Northeast that had such condition or requirement been known, Northeast, in its reasonable judgment, would not have entered into the merger agreement. No assurance can be provided that any such approvals will not contain terms, conditions or requirements which cause such approvals to fail to satisfy such condition to the consummation of the merger.

                                     28

Waiver and Amendment of the Merger Agreement

     Prior to the completion of the merger, Northeast and Security may extend the time for performance of any obligations under the merger agreement, waive any inaccuracies in the representations and warranties contained in the merger agreement and waive compliance with any covenant, agreement or, to the extent permitted by law, any condition of the merger agreement. However, after our stockholders have adopted the merger agreement, no waiver can reduce the amount or modify the form of consideration to be provided to our stockholders or otherwise materially adversely affect our stockholders without their approval.

     The merger agreement may be amended or supplemented at any time by mutual agreement of Northeast and us, provided that any such amendment or supplement after our stockholders have adopted the merger agreement is subject to the same condition in the last sentence of the preceding paragraph.

Termination of the Merger Agreement

     The merger agreement may be terminated prior to the time the merger is completed, either before or after stockholder approval of the merger agreement, by:

     *    the mutual written consent of Northeast and us; or

     *    by Northeast or us if:

          * our stockholders do not approve the merger agreement, except that we cannot terminate the merger agreement in such event if we have breached certain of our obligations under the merger agreement, including the requirement that our board of directors recommends, subject to its fiduciary duties as advised by counsel, that stockholders vote to approve the merger agreement and use its best efforts to solicit such approvals,

          * any necessary governmental approval is denied or a final, nonappealable order of a governmental entity prohibits completion of the merger,

          * the merger is not completed by December 31, 2000, unless the failure of such occurrence is due to a breach of the party seeking to terminate, or

          * the other party has (a) failed to perform or comply with any covenant in the merger agreement which failure is material in the context of the merger or (b) breached the merger agreement and such breach would have a material adverse effect, and in either case such failure or breach has not been timely cured within 30 days after the giving of written notice.




                                     29

     *    by Northeast if:

          * our Board of Directors does not publicly recommend that our stockholders approve the merger or if the Board withdraws, qualifies or revises its recommendation for approval of the merger,

          * we enter into an agreement to be acquired by another party or solicit an inquiry or proposal from or furnish information to or participate in discussions with such third party, or

          * a tender offer or exchange offer for 20% of Security's shares begins and our Board of Directors does not recommend against the tender offer or exchange offer.

     In the event that the merger agreement is terminated, the merger agreement shall become void and have no effect, and there shall be no liability on the part of either Northeast or us or either party's officers and directors, except that:

     * certain provisions regarding confidential information shall survive and remain in full force and effect,

     * all costs and expenses incurred in connection with the merger will be paid by the party incurring the expenses,

     * if prior to June 2, 2001, after a valid proposal to acquire us is made by a third party to us or to our stockholders, which proposal has not been publicly and irrevocably withdrawn prior to our stockholder meeting, and (a) we have willfully breached any covenant or obligation in the merger agreement and such breach would entitle Northeast to terminate the agreement, or (b) the stockholder meeting has not been held or is canceled or if after the proposal was made and was not publicly withdrawn the stockholders do not approve the merger agreement, or (c) we have withdrawn or changed our recommendation in a manner adverse to the merger agreement, we will owe Northeast $300,000,

     * if prior to December 2, 2001, we enter into an agreement to be acquired by a third party, we will owe Northeast a fee of $900,000 (or $600,00 if we have already paid the $300,000 mentioned above), and

     * a breaching party shall not be relieved of liability or damages for any willful breach giving rise to such termination.

Interests of Directors and Officers in the Merger that are Different from Your Interests

     Some members of our management and Board of Directors may have interests in the merger that are in addition to or different from the interests of our stockholders. Our Board was aware of these interests and considered them in approving the merger agreement.

     Security Stock Options. As of September 5, 2000, directors and executive officers held options to purchase in the aggregate 134,022 shares of Security common stock under our stock-based incentive

                                     30

plan. None of the stock options are currently exercisable, but they will become fully exercisable upon the receipt of all required federal regulatory approvals for the merger. At the effective time of the merger, except as noted below, all Security options will be canceled and holders of options will have the right to receive $17.50 for each share covered by the option less the per share exercise price of the option. Employees and directors who become employees or directors of Northeast or First Federal Bank, however, may elect to convert all or a portion of their Security stock options into options for Northeast common stock. See "-Treatment of Options" for a description of the treatment of Security options in the merger agreement.

     Security Restricted Stock Awards. As of September 5, 2000, an aggregate of 54,606 shares of our common stock have been awarded to our directors and executive officers pursuant to our stock-based incentive plan, none of which have yet vested. All unvested awards will become fully vested upon the receipt of all required federal regulatory approvals for the merger. As a result, holders of the awards will be entitled to receive $17.50 for each share subject to such awards. See "Beneficial Ownership of Security Common Stock" for the amount of unvested awards held by our directors and executive officers.

     Security Employee Stock Ownership Plan. As of September 5, 2000, our ESOP held 119,383 shares of our common stock which had not yet been allocated to participants and which were pledged as collateral for the remaining $1,158,468 loan to the ESOP. The ESOP will be terminated upon completion of the merger, at which time the loan will be repaid with the cash received by the ESOP in the merger. Based on the number of unallocated shares and the current loan balance, the ESOP will have approximately $930,734 of cash after repayment of the loan, which cash will be allocated to the participants in accordance with the terms of the ESOP and distributed to participants following receipt of a favorable determination letter from the Internal Revenue Service.

     Employment Agreements.  Effective as of December 30, 1998, we and
Security Savings Association each entered into employment agreements with
Messrs. Laubach and Marchetti.   Under the employment agreements, Messrs.
Laubach and Marchetti are each entitled to receive a severance payment upon a change in control of us or Security Savings Association equal to the greater of (1) the payments due for the remaining term of the agreement or (2) three times their average annual compensation for the five preceding tax years. Messrs. Laubach and Marchetti also are entitled to insurance coverage for three years, subject to reduction as a result of certain effects of such payments. The merger will be considered a "change in control" of Security and Security Savings Association for purposes of the employment agreements. The agreements with Security Savings Association provide for a reduction in the amount of severance payments and benefits to the extent necessary to avoid any parachute payments under Section 280G of the Internal Revenue Code, and the agreements with Security provide for a reduction if the reduced amount would result in a higher net after-tax benefit to the executives. If the present value of all parachute payments exceeds three times the executive's average compensation for the preceding five years, then Sections 280G and 4999 of the Internal Revenue Code impose a 20% excise tax on all parachute payments in excess of one times the five-year average compensation, and such excess cannot be deducted by either Northeast or us. Because a portion of the accelerated value of the outstanding stock options and restricted stock awards held by Messrs. Laubach and Marchetti are deemed to be parachute payments, the executives have agreed to reduce their severance payments and benefits under their employment agreements in order to avoid the 20% excise tax. As reduced, the severance payments and benefits are estimated to be approximately $113,000 to Mr. Laubach and $12,000 to Mr. Marchetti. Mr. Laubach also will receive a payment of approximately $46,000 pursuant to a supplemental executive retirement plan.

                                     31

     Consulting and Non-Competition Agreements. In connection with the execution of the merger agreement, Messrs. Laubach and Marchetti each entered into a consulting and non-competition agreement with Northeast and First Federal Bank to be effective upon completion of the merger. The consulting portion of the agreements has a term of one year from the effective time of the merger. Each agreement requires the consultant to perform reasonable consulting services as may be requested by Northeast or First Federal Bank, but not in excess of 80 hours in any one month or 800 hours for the year. Such services include providing advice and information on the business of Northeast and First Federal Bank, providing introductions to customers and serving as a senior advisor to First Federal Bank.

     Messrs. Laubach and Marchetti also have agreed to certain restrictions regarding their employment and business activities. For example, they have agreed not to (a) engage in the banking or financial services business within Northeast's or First Federal Bank's market area, (b) own, manage, operate or be employed by, or provide management or consulting services to any person or entity engaged in the banking or financial services business in Northeast's or First Federal Bank's market area, (c) solicit or divert business from Northeast or First Federal Bank, (d) cause another company or person to stop doing business with Northeast or First Federal Bank or (e) solicit or cause an employee or director of Northeast or First Federal Bank to compete against Northeast or First Federal Bank. The non-competition portion of the agreements has a term of four years and three years from the effective time of the merger for Messrs. Laubach and Marchetti, respectively.

     As compensation for Mr. Laubach's consulting services and for agreeing to the non-competition restrictions, he will be paid $250,000 at the effective time of the merger and $14,583 per month for the next twelve months following the merger, for a total of $425,000. As compensation for Mr. Marchetti's consulting services and for agreeing to the non-competition restrictions, he will be paid $175,000 at the effective time of the merger and $8,333 per month for the next twelve months following the merger, for a total of $275,000. In addition, for a period of one year following the merger, First Federal Bank will provide Messrs. Laubach and Marchetti with medical, life, dental and disability insurance.

     Change of Control Agreements. Effective as of December 30, 1998, Security Savings Association entered into change of control agreements with two of its officers. Effective as of February 1, 1999, Security Savings Association entered into a change of control severance agreement with a third officer of the bank. The change in control agreements provide for a payment to each of the officers equal to three times the officer's average annual compensation for the preceding five years upon the officer's termination of employment following a change in control. The officers also are entitled to receive insurance coverage for three years following the termination of employment or change in title or position following a change in control. For purposes of the change in control agreements, the merger will constitute a "change in control." The aggregate amount due under the change in control agreements is estimated to be approximately $349,000, if the employment of all three officers was terminated.

     Board of Directors. Upon completion of the merger, Messrs. Frederick L. Barletta, George J. Hayden and Richard C. Laubach will be appointed to the Board of Directors of First Federal Bank (such appointments to be evenly distributed among the three classes of the Board) and Mr. John J. Raynock will be appointed to the Board of Directors of Northeast Pennsylvania Trust Co., a subsidiary of Northeast. Such persons will receive the same board fees as those received by other members of the board upon which they sit.

     Protection of Directors, Officers and Employees Against Claims. In the merger agreement, Northeast has agreed to indemnify our and Security Savings Association's directors and officers after the

                                     32

completion of the merger to the fullest extent which we or Security Savings Association would have been permitted to do so under our respective certificate or articles of incorporation or bylaws. Northeast also has agreed to provide, for a period of three years after the completion of the merger, an insurance policy that provides our directors and officers with coverage no less favorable than the coverage we currently provide, except that Northeast is not required to spend annually during such three-year period more than 150% of our current annual premium cost.

Employees and Benefit Plans

     The merger agreement provides that each Security Savings Association employee whose employment is not terminated when the merger closes will become an employee of First Federal Bank. These continuing employees will be eligible to participate in First Federal Bank's 401(k) plan on the same basis as any newly-hired employee of First Federal Bank, with full credit for prior service with us and Security Savings Association for purposes of eligibility and vesting. In addition, Northeast and First Federal Bank will make available health insurance and other employee welfare benefit plans to continuing employees on the same basis as it provides such benefits to their current employees. In light of the termination of the Security ESOP in connection with the merger and the resulting allocation to the Security employees who participate in the Security ESOP of all of the unallocated assets remaining after payment of the loan to the Security ESOP, employees of Security Savings Association who remain in the employ of First Federal Bank after completion of the merger will not be entitled to participate in First Federal Bank's employee stock ownership plan.

     Security employees who participate in our pension plan will become fully vested in their accrued benefit at the effective time of the merger. The Security pension plan will either be combined with First Federal Bank's pension plan or terminated, as determined by First Federal Bank. Employees who become employees of Northeast or First Federal Bank will be entitled to participate in their pension plan upon the merger of the two pension plans or the termination of our pension plan. Northeast and First Federal Bank will credit our employees for their years of service with us and Security Savings Association for purposes of vesting, eligibility and benefit accrual, except that if the Security pension plan is terminated rather than merged, service with Security Savings Association will not be recognized for purposes of benefit accrual under the First Federal Bank pension plan.

     Under the Security Savings Association employee severance compensation plan, an employee with at least one year service will receive a cash payment if, within one year of the completion of the merger the employee is terminated, subject to certain conditions. An employee who is terminated and who participates in the severance compensation plan is entitled to receive a cash payment equal to one-twelfth of the employee's annual compensation for each year of service up to a maximum of 199% of the employee's annual compensation.

You Have Dissenters' Rights of Appraisal

     Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted by the Delaware Court of Chancery. Stockholders electing to exercise dissenters' rights must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law to perfect their rights. A copy of Section 262 is attached as Appendix C.

                                     33

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to dissent from the merger and perfect a stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law.

     Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of dissenters' rights in connection with the merger. If you wish to consider exercising your dissenters' rights you should carefully review the text of Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy ALL of the following conditions:

     * You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of
          Section 262.

     * You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     * You must continuously hold your shares of Security common stock through the effective time of the merger.

     If you fail to comply with these conditions and the merger is completed, you will be entitled to receive the cash payment for any shares of Security common stock you hold as of the effective time of the merger as provided for in the merger agreement but will have no dissenters' rights of appraisal for your shares of Security common stock.

     All demands for appraisal should be addressed to the Corporate
Secretary, Security of Pennsylvania Financial Corp., 31 West Broad Street, Hazleton, Pennsylvania 18201, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Security common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

     To be effective, a demand for appraisal by a holder of Security common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by

                                     34

or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

     If you hold your shares of Security common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     Within ten days after the effective date of the merger, Northeast must give written notice that the merger has become effective to each Security stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date, either Northeast or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A dissenting stockholder may request from Northeast during this 120 day period a statement setting forth (a) the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received, and (b) the aggregate number of holders of such shares. We have been informed that Northeast does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to timely file a petition could nullify your demand for appraisal.

     At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Security common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Northeast, Northeast will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court may dismiss the proceedings as to such stockholder.

     After determination of the stockholders entitled to appraisal of their shares of Security common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

                                     35

     In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of the shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

     Costs of the appraisal proceeding may be imposed upon Northeast and the stockholders participating in the appraisal proceeding by the Chancery Court as the court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

     Any stockholder who demands appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her Security common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation.

     In view of the complexity of Section 262, Security stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Federal Income Tax Consequences of the Merger for Security Stockholders

     The exchange of our common stock for cash pursuant to the terms of the merger agreement will be a taxable transaction for federal income tax purposes under the Internal Revenue Code, and may also be a taxable transaction under state, local and other tax laws. Similarly, any Security stockholders who exercise their dissenters' appraisal rights and receive cash in exchange for their shares of Security common stock will recognize income for federal tax purposes and may recognize income under state, local and other tax laws. A stockholder of Security will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the tax basis in the Security common stock exchanged by such stockholder pursuant to the merger. Gain or loss must be determined separately for each block of Security common stock surrendered pursuant to the merger. For purposes of federal tax law, a block consists of shares of Security common stock acquired by the stockholder at the same time and price.

     Gain or loss recognized by the stockholder exchanging his or her Security common stock pursuant to the merger or pursuant to the exercise of dissenters' rights will be capital gain or loss if such Security common stock is a capital asset in the hands of the stockholder. If the Security common stock has been held for more than one year, the gain or loss will be long-term. Capital gains recognized by an exchanging individual stockholder generally will be subject to tax at the top marginal rate applicable to the stockholder (up to a maximum of 39.6% for short-term capital gains and 20% for long-term capital gains), and capital gains recognized by an exchanging corporate stockholder generally will be subject to tax at a maximum rate of 35%.

                                     36

     Neither Northeast nor Security has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Security's stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Security's stockholders with respect to any of the tax effects of the merger to stockholders.

     The federal income tax discussion set forth above is based upon current law and is intended for general information only. You are urged to consult your tax advisor concerning the specific tax consequences of the merger to you, including the applicability and effect of state, local or other tax laws and of any proposed changes in those tax laws and the Internal Revenue Code.

Accounting Treatment of the Merger

     The merger will be accounted for under the purchase method of accounting. Under this method of accounting, Northeast and Security will be treated as one company as of the date of the merger, and Northeast will record the fair market value of Security's assets less liabilities on its financial statements. Acquisition costs in excess of the fair values of the net assets acquired, if any, will be recorded as an intangible asset and amortized for financial accounting purposes. The reported income of Northeast will include our operations after the completion of the merger.

Who Pays for What

     All out-of-pocket costs and expenses incurred in connection with the merger (including, but not limited to, counsel fees) shall be paid by the party incurring such costs and expenses.

Bank Merger Agreement

     In connection with the merger, Security Savings Association and First Federal Bank have entered into a bank merger agreement under which Security Savings Association and First Federal Bank will merge, with First Federal Bank being the surviving bank. The bank merger agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically if the merger agreement is terminated.

                      ADJOURNMENT OF THE SPECIAL MEETING

     Each proxy solicited requests authority to vote for an adjournment of the special meeting, if an adjournment is deemed to be necessary. Security may seek an adjournment of the special meeting for not more than 30 days so that we can solicit additional votes in favor of the merger agreement if the merger proposal has not received the requisite vote of stockholders at the special meeting and has not received the negative votes of the holders of a majority of Security's stock. If Security desires to adjourn the meeting, it will request a motion that the meeting be adjourned for up to 29 days with respect to the merger proposal (and solely with respect to the merger proposal, provided that a quorum is present at the special meeting), and no vote will be taken on the merger proposal at the originally scheduled special meeting. Each proxy solicited, if properly signed and returned to Security and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to

                                     37

be valid for any adjourned meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the proposal in question.

     Any adjournment will permit Security to solicit additional proxies and will permit a greater expression of the stockholders' views with respect to the merger proposal. The adjournment would be disadvantageous to stockholders who are against the merger agreement because an adjournment will give Security additional time to solicit favorable votes and thus increase the chances of passing the merger proposal.

     If a quorum is not present at the special meeting, no proposal will be acted upon and the Security Board of Directors will adjourn the special meeting to a later date to solicit additional proxies on each of the proposals being submitted to stockholders.

     An adjournment for up to 29 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. Security has no reason to believe that an adjournment of the special meeting will be necessary at this time.

     Because the Board of Directors recommends that stockholders vote "FOR" the proposed merger agreement, the Board of Directors also recommends that stockholders vote "FOR" the possible adjournment of the special meeting on the merger proposal. Approval of the proposal to adjourn the special meeting on the merger proposal requires the approval of a majority of the shares of Security common stock present in person or by proxy and voting on the adjournment proposal.
























                                     38


BENEFICIAL OWNERSHIP OF SECURITY COMMON STOCK

     Stockholders of record as of the close of business on September 5, 2000 will be entitled to one vote for each share of our common stock then held. As of that date, we had 1,356,885 shares of common stock issued and outstanding. The following table sets forth information regarding the share ownership of:

     * each holder of more than 5% of our outstanding common stock, including our Employee Stock Ownership Plan and the Security Savings Charitable Foundation,

     *    each member of our Board of Directors, and

     * all of our and Security Savings Association's directors and executive officers as a group.


                                     Shares Beneficially
     Name of Beneficial Owner        Owned (1)(2)(3)          Percent of Class
---------------------------------    -------------------      ----------------
Security of Pennsylvania Financial      126,940(4)                   9.4%
  Corp.
Employee Stock Ownership Plan
31 West Broad Street
Hazleton, Pennsylvania 18201

Security Savings Charitable              75,383                      5.6
  Foundation
31 West Broad Street
Hazleton, Pennsylvania 18201


Directors:
  Frederick L. Barletta                  17,720(5)                   1.3
  Peter B. Deisroth                       4,870                      0.4
  George J. Hayden                       17,720                      1.3
  Richard C. Laubach                     21,979(6)                   1.6
  Joseph E. Lundy                         5,720(7)                   0.4
  Vincent L. Marusak                     17,720                      1.3
  John J. Raynock                         7,720                      0.6
  Anthony P. Sidari                       7,720                      0.6


All directors and executive officers    120,101(8)                   8.9
  of Security and Security Savings
  Association as a group (11 persons)

_______________________
(1) Based upon filings made pursuant to the Securities Exchange Act of 1934, as amended, and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (a) voting power, which includes the power to vote or to direct the voting of the shares, or (b) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole (or shares with spouse or other immediate family members) voting and dispositive power with respect to the shares.

                                       (Footnotes continued on following page)

                                     39

(2) The amounts set forth in the table exclude shares subject to outstanding stock options under our 1999 Stock-Based Incentive Plan as follows: for Mr. Laubach, 39,675 shares; for each of the seven non-employee directors, 6,801 shares; and for all directors and executive officers as a group, 134,022 shares.

(3) Includes unvested restricted shares granted pursuant to our 1999 Stock-Based Incentive Plan as follows: for Mr. Laubach, 15,870 shares; for each of the seven non-employee directors, 2,720 shares; and for all directors and executive officers as a group, 54,606 shares. The recipients of these awards are entitled to vote these shares.

(4) The Security ESOP holds common stock on behalf of employee participants of the plan. As of September 5, 2000, 7,557 shares have been allocated to the accounts of participating employees and will be voted in accordance with such participants' instructions. The 119,383 shares held in the ESOP which are unallocated will be voted by First Bankers Trust Company, N.A.,the trustee of the ESOP, pursuant to the terms of the ESOP in the same proportion for and against each proposal as the allocated shares are actually voted by participants, subject to applicable law and the fiduciary duties of the trustee. The shares held in the ESOP are not included in the individual beneficial ownership amounts of the trustees.

(5) Includes 7,500 shares owned by Mr. Barletta's spouse which may be deemed to be beneficially owned by Mr. Barletta.

(6) Includes 1,109 shares allocated to Mr. Laubach's account under our ESOP.

(7) Includes 1,500 shares owned by Mr. Lundy's spouse which may be deemed to be beneficially owned by Mr. Lundy.

(8) Includes 2,149 shares allocated to the accounts of all executive officers as a group under our ESOP.


                            STOCKHOLDER PROPOSALS

  If the merger is not consummated prior to the next regularly scheduled annual meeting of our stockholders, any proposal which a stockholder wishes to have included in our proxy materials for the next annual meeting of stockholders must have been received at our main office located at 31 West Broad Street, Hazleton, Pennsylvania 18201, attention: Nancy Latoff, Secretary, no later than May 20, 2000. No proposals were received by such date. Otherwise, any stockholder proposal to take action at the next annual meeting requires the stockholder to provide notice to us which must be received at our main office located at 31 West Broad Street, Hazleton, Pennsylvania 18201 not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is made to stockholders, notice by the stockholder must be received no later than the close of business on the tenth day following the date that we mail or publically disclose the date of the annual meeting. The stockholder's notice must include the stockholder's name and address, as it appears in our records, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of Security common stock that is beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of

                                     40

Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require us to include in our proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. In addition, all stockholder proposals must also comply with our bylaws and Delaware law.

                                OTHER MATTERS

  Each proxy solicited also confers discretionary authority on our Board of Directors to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the special meeting. Our Board of Directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. However, if any other matter should properly come before the special meeting, it is intended that proxy holders will act in accordance with their best judgment.


























                                     41


                                                                   APPENDIX A
------------------------------------------------------------------------------










                         AGREEMENT AND PLAN OF MERGER



                           DATED AS OF JUNE 2, 2000



                                 BY AND AMONG



                    NORTHEAST PENNSYLVANIA FINANCIAL CORP.



                         NORTHEAST ACQUISITION, INC.



                                     AND



                   SECURITY OF PENNSYLVANIA FINANCIAL CORP.






------------------------------------------------------------------------------
                             (excluding exhibits)

                              TABLE OF CONTENTS
                                                                 Page No.

     Introductory Statement. . . . . . . . . . . . . . . . . . . . . A-1

     ARTICLE I
          The Merger . . . . . . . . . . . . . . . . . . . . . . . . A-1
          Section 1.1.   Structure of the Merger. . . . . . . . . . .A-1
          Section 1.2.   Effect on Shares of Target Common Stock. . .A-2
          Section 1.3.   Payment Procedures . . . . . . . . . . . . .A-2
          Section 1.4.   Stock Options. . . . . . . . . . . . . . . .A-4
          Section 1.5.   Effect on Shares of Acquisition Sub Stock. .A-5
          Section 1.6.   Certificate of Incorporation and Bylaws of
                         the Surviving Corporation. . . . . . . . . .A-5
          Section 1.7.   Directors and Officers of the Surviving
                         Corporation. . . . . . . . . . . . . . . . .A-5
          Section 1.8.   Bank Merger. . . . . . . . . . . . . . . . .A-5
          Section 1.9.   Alternative Structure. . . . . . . . . . . .A-5
          Section 1.10.  Dissenters' Rights . . . . . . . . . . . . .A-5

     ARTICLE II
          Representations and Warranties. . . . . . . . . . . . . . .A-6
          Section 2.1.   Representations and Warranties of Target . .A-6
          Section 2.2.   Representations and Warranties of Acquiror .A-22

     ARTICLE III
          Conduct Pending the Merger. . . . . . . . . . . . . . . . A-27
          Section 3.1.   Conduct of Target's Business Prior to the
                         Effective Time . . . . . . . . . . . . . . A-27
          Section 3.2.   Forbearance by Target. . . . . . . . . . . A-27
          Section 3.3.   Conduct of Acquiror's Business Prior to the
                         Effective Time . . . . . . . . . . . . . . A-30

     ARTICLE IV
          Covenants. . . . . . . . . . . . . . . . . . . . . . . .  A-31
          Section 4.1.   Acquisition Proposals. . . . . . . . . . . A-31
          Section 4.2.   Certain Policies and Actions of Target . . A-33
          Section 4.3.   Access and Information . . . . . . . . . . A-33
          Section 4.4.   Certain Filings, Consents and Agreements . A-35
          Section 4.5.   Anti-takeover Provisions . . . . . . . . . A-35
          Section 4.6.   Additional Agreements. . . . . . . . . . . A-35
          Section 4.7.   Publicity. . . . . . . . . . . . . . . . . A-35
          Section 4.8.   Stockholder Meeting. . . . . . . . . . . . A-36
          Section 4.9.   Proxy Statement. . . . . . . . . . . . . . A-36
          Section 4.10.  Notification of Certain Matters. . . . . . A-37
          Section 4.11.  Employees, Directors and Officers. . . . . A-37

                                     A-i

          Section 4.12.  Indemnification. . . . . . . . . . . . . . A-40

     ARTICLE V
          Conditions to Consummation. . . . . . . . . . . . . . . . A-42
          Section 5.1.   Conditions to Each Party's Obligations . . A-42
          Section 5.2.   Conditions to the Obligations of Acquiror. A-42
          Section 5.3.   Conditions to the Obligations of Target. . A-43

     ARTICLE VI
          Termination . . . . . . . . . . . . . . . . . . . . . . . A-44
          Section 6.1.   Termination. . . . . . . . . . . . . . . . A-44
          Section 6.2.   Expenses . . . . . . . . . . . . . . . . . A-45
          Section 6.3.   Termination Fee. . . . . . . . . . . . . . A-45
          Section 6.4.   Effect of Termination. . . . . . . . . . . A-46

     ARTICLE VII
          Closing, Effective Date and Effective Time. . . . . . . . A-46
          Section 7.1.   Effective Date and Effective Time. . . . . A-46
          Section 7.2.   Deliveries at the Closing. . . . . . . . . A-47

     ARTICLE VIII
          Certain Other Matters . . . . . . . . . . . . . . . . . . A-47
          Section 8.1.   Certain Definitions; Interpretation. . . . A-47
          Section 8.2.   Survival . . . . . . . . . . . . . . . . . A-48
          Section 8.3.   Waiver; Amendment. . . . . . . . . . . . . A-48
          Section 8.4.   Counterparts . . . . . . . . . . . . . . . A-48
          Section 8.5.   Governing Law. . . . . . . . . . . . . . . A-48
          Section 8.6.   Expenses . . . . . . . . . . . . . . . . . A-48
          Section 8.7.   Notices. . . . . . . . . . . . . . . . . . A-48
          Section 8.8.   Entire Agreement; etc. . . . . . . . . . . A-49
          Section 8.9.   Successors and Assigns; Assignment . . . . A-49
          Section 8.10   Arbitration. . . . . . . . . . . . . . . . A-49



     Exhibit A - Plan of Bank Merger
     Exhibit B - Consulting and Non-Competition Agreement
     Exhibit C - Consulting and Non-Competition Agreement





                                     A-ii

                        AGREEMENT AND PLAN OF MERGER

          This is an Agreement and Plan of Merger, dated as of the 2nd day of June, 2000 ("Agreement"), by and among Northeast Pennsylvania Financial Corp., a Delaware corporation ("Acquiror"), Northeast Acquisition, Inc., a Delaware corporation ("Acquisition Sub"), and Security of Pennsylvania Financial Corp., a Delaware corporation ("Target").

                            Introductory Statement

          The Board of Directors of each of Acquiror and Target (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of Acquiror and Target, respectively, and in the best interests of their respective stockholders and (ii) has approved, at meetings of each of such Boards of Directors, this Agreement.

          Acquiror and Target desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

          Acquisition Sub has been organized as a wholly owned subsidiary of Acquiror to facilitate the business combination contemplated by this Agreement.

          In connection with the execution and delivery of this Agreement, and as a condition and inducement to the Acquiror's and Acquisition Sub's willingness to enter into this Agreement, certain executives of Target are entering into consulting and non-competition agreements with the Acquiror (which shall become effective at the Effective Time) in the forms attached as Exhibits B and C.

          In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                  ARTICLE I
                                  THE MERGER

          Section 1.1.   Structure of the Merger.  On the Effective Date
(as defined in Section 7.1), Acquisition Sub will merge with and into Target ("Merger"), pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, the separate corporate existence of Acquisition Sub shall cease. Target shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation" or, unless the context otherwise requires, "Target") in the Merger and shall continue to be governed by the DGCL, and its separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The name of Target, as the Surviving Corporation in the Merger, shall be Security of Pennsylvania Financial Corp. From and after the Effective Time (as defined in Section 7.1), the Surviving Corporation shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Target and Acquisition Sub, all as more fully described in the DGCL.

          Section 1.2.   Effect on Shares of Target Common Stock.

          (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock, par value $.01 per share, of Target ("Target Common Stock") that is issued and outstanding at the Effective Time, other than Excluded Shares (as defined below), shall cease to be outstanding and shall be converted into and become the right to receive (subject to adjustment as described below) $17.50 in cash, without interest thereon (the "Merger Consideration").

               "Excluded Shares" shall consist of (i) Dissenters' Shares
(as defined in Section 1.10); (ii) shares held directly or indirectly by Acquiror (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and (iii) shares held by Target as treasury stock.

          (b) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. In addition, no Dissenters' Shares shall be converted into the Merger Consideration pursuant to this Section 1.2 but instead shall be treated in accordance with the procedures set forth in Section 1.10 of this Agreement.

          Section 1.3.   Payment Procedures.

          (a) Appropriate transmittal materials ("Letter of Transmittal") shall be mailed as soon as reasonably practicable after the Effective Time to each holder of record of Target Common Stock as of the Effective Time. A Letter of Transmittal shall be deemed properly completed only if accompanied by certificates representing all shares of Target Common Stock to be converted thereby.

          (b) At and after the Effective Time, each certificate ("Target Certificate") previously representing shares of Target Common Stock (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration multiplied by the number of shares of Target Common Stock previously represented by the Target Certificate.

          (c) Prior to the Effective Time, Acquiror shall deposit, or shall cause to be deposited, in a segregated account with Northeast Pennsylvania Trust Co. or another bank or trust company selected by Acquiror and reasonably acceptable to Target, which shall act as paying agent ("Paying Agent") for the benefit of the holders of shares of Target Common Stock, for payment in accordance with this Section 1.3, an amount of cash sufficient to pay the aggregate Merger Consideration to be paid pursuant to Section 1.2 and to pay the amount required pursuant to Section 1.4.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Target Certificates shall pass, only upon delivery of the Target Certificates to the Paying Agent, (ii) be in a form and contain any other provisions as Acquiror may reasonably determine and (iii) include instructions for use in effecting the surrender of the Target Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Target Certificates to the Paying Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Target Certificates shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 1.2. Target Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Paying Agent shall issue a check as provided herein. If there is a transfer of ownership of any shares of Target Common Stock not registered in the transfer records of Target, the Merger Consideration shall be issued to the transferee thereof if the Target Certificates representing such Target Common Stock are presented to the Paying Agent, accompanied by all documents required, in the reasonable judgment of Acquiror and the Paying Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

          (e) From and after the Effective Time there shall be no transfers on the stock transfer records of Target of any shares of Target Common Stock. If, after the Effective Time, Target Certificates are presented to Acquiror, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3.

          (f) Any portion of the aggregate amount of cash to be paid pursuant to Section 1.2 that remains unclaimed by the stockholders of Target for six months after the Effective Time shall be repaid by the Paying Agent to Acquiror upon the written request of Acquiror. After such request is made, any stockholders of Target who have not theretofore complied with this Section 1.3 shall look only to Acquiror for the Merger Consideration deliverable in respect of each share of Target Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding Target Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Acquiror (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Paying Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Target Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) Acquiror and the Paying Agent shall be entitled to rely upon Target's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Target Certificate, Acquiror and the Paying Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (h) If any Target Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Target Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Target Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Target Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

          Section 1.4.   Stock Options.

          (a) Except as provided in Section 1.4(b), at the Effective Time, each option to acquire shares of Target Common Stock (a "Target Option") granted pursuant to the Target Stock-Based Incentive Plan (the "Target Incentive Plan") that is then outstanding and unexercised, shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the product of (i) the number of shares of Target Common Stock subject to such option at the Effective Time and (ii) the amount by which the Merger Consideration exceeds the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a Target Option is greater than the Merger Consideration, then at the Effective Time such Target Option shall be canceled without any payment made in exchange therefor. At the Effective Time the Target Incentive Plan shall be deemed terminated.

          (b) Directors and employees of Target who continue to serve as a director or be employed by Acquiror or a subsidiary of Acquiror may, by written notice to Acquiror received by Acquiror not less than the day that is two business days prior to the Closing Date (as defined in Section 7.1), elect to convert all or any portion of the Target Options held by them into options ("Acquiror Options") to purchase shares of Acquiror's common stock, par value $.01 per share ("Acquiror Common Stock"). Any such election shall identify the Target Options to be converted into Acquiror Options and shall become irrevocable upon receipt by Acquiror of the notice of election. Any conversion pursuant to this Section 1.4(b) shall be effected by issuing to the electing individual Acquiror Options to purchase the number of shares of Acquiror Common Stock (rounded up to the nearest whole share) equal to the product of (i) the number of shares of Target Common Stock subject to the Target Options being converted, and (ii) a fraction, the numerator of which is the per share Merger Consideration and the denominator of which is the average of the daily closing sales prices of a share of Acquiror Common Stock, as reported on the American Stock Exchange, for the 15 consecutive trading days ending with the last trading day before the Effective Date(as defined in Section 7.1). The exercise price per share for each share of Acquiror Common Stock subject to an Acquiror Option issued under this Section 1.4(b) shall be equal to the product (rounded to the nearest cent) of the per share exercise price of the Target Option being converted into such Acquiror Options multiplied by the reciprocal of the fraction described in Section 1.4(b)(ii) above. Each such Acquiror

Option (i) shall be fully vested and shall be exercisable on the same terms as the related Target Options, (ii) shall not be subject to any condition, except as may be required under applicable securities laws, and (iii) shall be evidenced by an Acquiror Option Agreement in a form to be provided by Acquiror that is reasonably acceptable to Target, and that shall provide for reasonable registration rights. No payment shall be made pursuant to Section 1.4(a) with respect to any portion of a Target Option that is converted into an Acquiror Option as described in this paragraph.

          Section 1.5. Effect on Shares of Acquisition Sub Stock. Each share of common stock of Acquisition Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of the Surviving Corporation.

          Section 1.6. Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and bylaws of Target in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with law.

          Section 1.7.   Directors and Officers of the Surviving
Corporation. From and after the Effective Time, the directors and officers of the Surviving Corporation shall consist of the directors and officers of Acquisition Sub serving immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

          Section 1.8. Bank Merger. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Federal Bank ("Acquiror Bank"), a wholly owned subsidiary of Acquiror, and Security Savings Association of Hazleton ("Target Bank"), a wholly owned subsidiary of Target, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit A, pursuant to which Target Bank will merge with and into Acquiror Bank (the "Bank Merger"). The parties hereto intend that the Bank Merger shall become effective on the Effective Date.

          Section 1.9. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Acquiror may specify that the structure of the transactions contemplated by this Agreement be revised and the parties hereto shall enter into such alternative transactions as Acquiror may determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration or (ii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

          Section 1.10. Dissenters' Rights. Notwithstanding anything to the contrary contained in this Agreement, shares of Target Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have delivered to Target a written demand for appraisal of the fair value of such shares in accordance with the DGCL (collectively, the "Dissenters' Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their dissenters' rights under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.3, of the Target Certificate or Target Certificates that, immediately prior to the Effective Time, evidenced such shares. Target shall give Acquiror (i) prompt notice of any written demands for appraisal of the fair value of any shares of Target Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Target relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Target shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal.

                                 ARTICLE II
                       REPRESENTATIONS AND WARRANTIES

          Section 2.1.   Representations and Warranties of Target.
Except as set forth in the letter setting forth, among other things, facts and circumstances and events, the disclosure of which is required or appropriate in relation to any or all of its respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate) (the "Disclosure Letter") delivered by Target to Acquiror prior to the execution of this Agreement, Target represents and warrants to Acquiror that:

          (a)  Organization.

               (i) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA").

               (ii) Target Bank is a savings and loan association duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. The deposits of Target Bank are insured by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the Federal Deposit Insurance Act, as amended ("FDIA"). Target Bank is a member of the Federal Home Loan Bank of Pittsburgh ("FHLB").

               (iii) Target and Target Bank each has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Target and Target Bank are each duly qualified or licensed as a foreign corporation to transact business and are in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, each of which jurisdictions is listed in Target's Disclosure Letter, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Target.

          (b)       Subsidiaries.

               (i) Target does not, directly or indirectly, own an equity interest representing 5% or more of any class of the capital stock or other equity interests in any corporation, partnership, joint venture or other entity other than Target Bank.

               (ii) Target owns of record and beneficially all the capital stock of Target Bank free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of Target Bank have been validly authorized and are validly issued, fully paid and nonassessable.

               (iii) Target Bank does not hold any shares of its capital stock in its treasury, and there are not, and on the Effective Time there will not be, outstanding (A) any options, warrants or other rights with respect to the capital stock of Target Bank, (B) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of Target Bank or (C) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of Target Bank or options, warrants or other rights with respect to such securities.

          (c)  Capital Structure.

               (i) The authorized capital stock of Target consists of 5,000,000 shares of Target Common Stock, and 1,000,000 shares of preferred stock, par value $0.01 per share ("Target Preferred Stock").

               (ii) As of the date of this Agreement:

                    (A) 1,356,885 shares of Target Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

                    (B) 158,700 shares of Target Common Stock are reserved for issuance pursuant to Target Options under the Target Incentive Plan;

                    (C) 230,115 shares of Target Common Stock are held by Target in its treasury; and

                    (D)  no shares of Target Preferred Stock are
                         outstanding or reserved for issuance.

               (iii) As of the date of this Agreement, options to purchase an aggregate of 134,022 shares of Target Common Stock have been granted. Set forth in Target's Disclosure Letter is a complete and accurate list of all outstanding Target Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination and shares
subject to each grant.   Following the Effective Time, no holder of Target
Options will have any right to receive shares of common stock of Acquiror upon the exercise of Target Options except as provided in Section 1.4.

               (iv) As of the date of this Agreement, Target Incentive
Plan holds 63,480 shares of Target Common Stock and awards pursuant to Target Incentive Plan have been granted with respect to 54,606 of those shares of Target Common Stock. Set forth in Target's Disclosure Letter is a complete and accurate list of all outstanding shares of restricted stock awarded, including the names of the recipients, dates of grant, dates of vesting, dates of termination and shares subject to each grant.

               (v) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Target may vote are issued or outstanding.

               (vi) Except as set forth in this Section 2.1(c) or in Target's Disclosure Letter, as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Target are issued, reserved for issuance or outstanding and (B) neither Target nor Target Bank has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Target or Target Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Target or obligating Target or Target Bank to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Target or Target Bank to repurchase, redeem or otherwise acquire any shares of capital stock of Target or Target Bank.

          (d)  Authority.

               (i) Target has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of Target, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock at Target's Stockholder Meeting (as defined in Section 4.8). This Agreement has been duly and validly executed and delivered by Target and constitutes a valid and binding obligation of Target, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

               (ii) Target Bank has all requisite corporate power and authority to enter into the Plan of Bank Merger and to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Target Bank and approved by Target as the sole stockholder of Target Bank. The Plan of Bank Merger, upon execution and delivery by Target Bank, will be duly and validly executed and delivered by Target Bank and will constitute a valid and binding obligation of Target Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (e) Fairness Opinion. Target has received the written opinion of Sandler O'Neill & Partners, L.P., to the effect that, as of the date hereof, the Merger Consideration to be received by Target's stockholders is fair, from a financial point of view, to such stockholders.

          (f)  No Violations; Consents.

               (i) The execution, delivery and performance of this Agreement by Target do not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming the consents and approvals referred to in Section 2.1(f)(ii) are obtained and the applicable waiting periods have expired and the approval of Target's stockholders is obtained, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Target or Target Bank (or any of their respective properties) is subject, (B) violate the certificate of incorporation or bylaws of Target or the similar organizational documents of Target Bank or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Target or Target Bank under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Target or Target Bank is a party, or to which any of their respective properties or assets may be subject, except, in the case of
(C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Target.

               (ii) Except for (A) the filing of an application with the Office of Thrift Supervision (the "OTS") under HOLA and approval of such application, (B) the filing of the Proxy Statement (as defined in Section 4.9) with the Securities and Exchange Commission ("SEC"), (C) the filing of a certificate of merger with the Delaware Secretary of State pursuant to the DGCL and the filing of Articles of Combination with the OTS, and (D) the filing of any necessary notice or approval of the Pennsylvania Department of Banking (the "Department"), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by Target of this Agreement or the consummation by Target and Target Bank of the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the executive officers and the members of the Boards of Directors of Target and Target Bank know of no reason pertaining to Target why any of the approvals referred to in this Section 2.1(f) should not be obtained without the imposition of any material condition or restriction described in
Section 5.1(b).

          (g)  Reports and Financial Statements.

               (i) Target and Target Bank have each timely filed all material reports, forms, registration statements and proxy or information statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (A) the FDIC, (B) the OTS, (C) the Department, (D) the National Association of Securities Dealers, Inc. ("NASD"), and (E) the SEC (collectively, "Target's Reports") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of Target's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of Target's Reports filed with the SEC under the Securities Exchange Act of 1934, as amended ("Exchange Act"), complied in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder.

               (ii) Each of the financial statements of Target included in Target's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in Target's Reports were prepared from the books and records of Target and Target Bank, fairly present the consolidated financial position of Target and Target Bank in each case at and as of the dates indicated and the consolidated income, changes in stockholders' equity and cash flows of Target and Target Bank for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of changes in stockholders' equity and complete footnotes.

          (h) Absence of Certain Changes or Events. Except as disclosed in Target's Reports filed with the SEC prior to the date of this Agreement, since June 30, 1999, (i) Target and Target Bank have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due), except in the ordinary course of their business consistent with past practice, (ii) Target and Target Bank have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any event or occurrence that has had a Material Adverse Effect on Target, (iv) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Target or Target Bank to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business and other than the award of stock options and/or restricted stock, (v) neither Target nor Target Bank has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business which, to the extent made or accrued by the date of financial statements of the entity, are properly recorded on those financial statements, and (vi) there has been no change in any accounting principles, practices or methods of Target or Target Bank other than as required by GAAP.

          (i)  Absence of Claims.    No litigation, controversy, claim,
action, suit or other legal, administrative or arbitration proceeding before any court, governmental agency or arbitrator, other than in connection with routine foreclosure and collection claims against borrowers, is pending against Target or Target Bank and, to the knowledge of Target, no such litigation, controversy, claim, action, suit or proceeding has been threatened. To the knowledge of Target, there are no investigations, reviews or inquiries by any court or governmental agency pending or threatened against Target or Target Bank. There are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Target or Target Bank.

          (j) Absence of Regulatory Actions. Since December 31, 1996, neither Target nor Target Bank has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits ("Government Regulators"), or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (k) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Target or Target Bank have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Target or Target Bank have been paid in full or adequate provision has been made for any such taxes on Target's balance sheet (in accordance with GAAP). For purposes of this
Section 2.1(k), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Target or Target Bank, and no claim has been made by any authority in a jurisdiction where Target or Target Bank do not file tax returns that Target or Target Bank is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Target or Target Bank have been paid in full or adequate provision has been made for any such taxes on Target's consolidated statement of financial condition (in accordance with GAAP). Neither Target nor Target Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Target and Target Bank have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Target and Target Bank have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Internal Revenue Code of 1986, as amended ("IRC"), and similar applicable state and local information reporting requirements. Neither Target nor Target Bank (i) has made an election under Section 341(f) of the IRC, or (ii) has issued or assumed any obligation under Section 279 of the IRC, any high yield discount obligation as described in Section 163(i) of the IRC or any registration-required obligation within the meaning of Section 163(f)(2) of the IRC that is not in registered form.

          (l)  Agreements.

               (i) Except for this Agreement, Target and Target Bank are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Target's Reports.

               (ii) Target's Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which Target or Target Bank is a party or is bound:

                    (A) with any executive officer or other key employee of Target or Target Bank the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target or Target Bank of the nature contemplated by this Agreement;

                    (B) with respect to the employment of any directors, officers employees or consultants;

                    (C) with respect to any contract, arrangement, commitment or understanding (whether written or oral) (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                    (D) containing covenants that limit the ability of Target or Target Bank to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Target (including any successor thereof) or Target Bank may carry on their respective businesses (other than as may be required by law or any regulatory agency);

                    (E) pursuant to which Target or Target Bank may become obligated to invest in or contribute capital to any entity;

                    (F) not fully disclosed in the Target's Reports that relates to borrowings of money (or guarantees thereof) by Target or Target Bank, other than in the ordinary course of business; or

                    (G)  except as set forth in Target's Disclosure
Letter, which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $10,000 on an annual basis.

     To the knowledge of Target, each of the agreements and other documents referenced in Target's Disclosure Letter is a valid, binding and enforceable obligation of the parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity. Target has previously made available to Acquiror true and complete copies of each agreement and other documents referenced in Target's Disclosure Letter.

               (iii) Neither Target nor Target Bank is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Target, no other party to any such agreement (excluding any loan or extension of credit made by Target or Target Bank) is in default in any respect thereunder.

               (iv) Each of Target and Target Bank owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither Target nor Target Bank has received any notice of conflict with respect thereto that asserts the right of others. Each of Target and Target Bank has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (m) Labor Matters. Target and Target Bank are in material compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither Target nor Target Bank is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Target or Target Bank the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of Target, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Target or Target Bank pending or threatened.

          (n)  Employee Benefit Plans.

               (i) Target's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Target or Target Bank (hereinafter referred to collectively as the "Target Employee Plans"). Target has previously made available or delivered to Acquiror true and complete copies of each agreement, plan and other documents referenced in Target's Disclosure Letter. There has been no announcement or commitment by Target or Target Bank to create an additional Target Employee Plan, or to amend any Target Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Target Employee Plan and except as contemplated by Section 4.11(h) hereof. With respect to each Target Employee Plan, Target has previously made available to Acquiror a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the Internal Revenue Service ("IRS") for the most recent three plan years, if required to be filed, (B) such Target Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Target Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Target Employee Plan, to the extent available, if the Target Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Target Employee Plan is a Target Pension Plan (as defined below) and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such Target Employee Plan is a Target Qualified Plan (as defined below).

               (ii) There is no pending or threatened litigation, administrative action or proceeding relating to any Target Employee Plan. All of the Target Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Target Employee Plans which is likely to result in the imposition of any penalties or taxes upon Target or Target Bank under Section 502(i) of ERISA or Section 4975 of the IRC.

               (iii) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Target or Target Bank to be incurred with respect to any Target Employee Plan which is subject to Title IV of ERISA ("Target Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Target or any entity which is considered one employer with Target under
Section 4001(b)(1) of ERISA or Section 414 of the IRC (an "ERISA Affiliate"). No Target Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Target Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Target Pension Plan as of the end of the most recent plan year with respect to the respective Target Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Target Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Target Pension Plan within the 12-month period ending on the date hereof. Neither Target nor Target Bank has provided, or is required to provide, security to any Target Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Target, Target Bank, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

               (iv) Each Target Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "Target Qualified Plan") has received a favorable determination letter from the IRS, and Target and Target Bank are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Target Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all respects and any assets of any such Target Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

               (v) Neither Target nor Target Bank has any obligations for post-retirement or post-employment benefits under any Target Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to Target or Target Bank, for the Target Employee Plans listed in Target's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Target or Target Bank to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC), increase or secure (by way of a trust or other vehicle) any benefits payable under any Target Employee Plan or accelerate the time of payment or vesting of any such benefit.
                                     A-15

          (o)  Title to Assets.   Target's Disclosure Letter contains a
complete and accurate list of all real property owned or leased by Target or Target Bank, including all properties of Target or Target Bank classified as "Real Estate Owned" or words of similar import (the "Real Property"). Each of Target and Target Bank has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except pledges to secure deposits and other liens incurred in the ordinary course of business. Each lease pursuant to which Target or Target Bank is lessee or lessor is valid and in full force and effect and neither Target nor Target Bank, nor, to the knowledge of Target, any other party to any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Target and Target Bank are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by Target to be adequate for the current business of Target and Target Bank. To the knowledge of Target, none of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

          (p) Compliance with Laws. Each of Target and Target Bank has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Target have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. Neither Target nor Target Bank is in violation of, is, to the knowledge of Target, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Target.

          (q) Fees. Other than financial advisory services performed for Target by Sandler O'Neill & Partners, L.P. pursuant to an agreement dated May 2, 2000, a true and complete copy of which has been previously delivered to Acquiror, neither Target nor Target Bank, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement and the transactions contemplated thereby, and no broker or finder has acted directly or indirectly for Target or Target Bank in connection with this Agreement or the transactions contemplated hereby.

          (r)  Environmental Matters.

               (i)  With respect to Target and Target Bank:

                    (A)  Each of Target and Target Bank, the
Participation Facilities (as defined below), and, to the knowledge of Target, the Loan Properties (as defined below) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined below);

                    (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Target, threatened, before any court, governmental agency or board or other forum against Target or Target Bank or any Participation Facility (1) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by Target or Target Bank or any Participation Facility;

                    (C) To the knowledge of Target, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Target or Target Bank in respect of such Loan Property) (1) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property;

                    (D) To the knowledge of Target, the properties currently owned or operated by Target or Target Bank (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

                    (E) Neither Target nor Target Bank has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                    (F) To the knowledge of Target, there are no underground storage tanks on, in or under any properties owned or operated by Target or Target Bank or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Target or Target Bank or any Participation Facility; and

                    (G)  To the knowledge of Target, during the period of
(1) Target's or Target Bank's ownership or operation of any of their respective current properties or (2) Target's or Target Bank's participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Target, prior to the period of (1) Target's or Target Bank's ownership or operation of any of their respective current properties or (2) Target's or Target Bank's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

               (ii) The following definitions apply for purposes of this
Section 2.2(r):

               "Loan Property" means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

               "Participation Facility" means any facility in which the applicable party (or a subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

               "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

               "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          (s)  Loan Portfolio; Allowance; Asset Quality.

               (i) With respect to each loan, lease, advance, credit enhancement, guarantee, other extension of credit, commitment and interest-bearing asset of Target and Target Bank (collectively, "Loans") owned by Target or Target Bank in whole or in part:

                    (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                    (B) neither Target nor Target Bank, nor, to the knowledge of Target, any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                    (C) Target or Target Bank is the sole holder of legal and beneficial title to each Loan (or Target's or Target Bank's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Target or Target Bank;

                    (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

                    (E) there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

                    (F) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms.

               (ii) The allowance for possible loan losses reflected in Target's audited consolidated statement of financial condition at June 30, 1999 was, and the allowance for possible losses shown on the balance sheets in Target's Reports for periods ending after June 30, 1999, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

               (iii) Target's Disclosure Letter sets forth a true and complete listing, as of March 31, 2000, of:

                    (A) all Loans that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof;

                    (B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) for which a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof; and

                    (C) Loans with any director, executive officer or five percent or greater stockholder of Target or Target Bank or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, including the amounts thereof.

               (iv) Neither Target nor Target Bank is a party to any Loan that is in violation of any law, regulation or rule of any Governmental Entity. Any asset of Target or Target Bank that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of Target or Target Bank is listed in Target's Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean subsequent to March 31, 1999.

          (t)  Deposits.   Except as set forth in the Target's Disclosure
Letter, none of the deposits of Target or Target Bank is a "brokered" deposit.

          (u)  Anti-takeover Provisions Inapplicable.   Target and Target
Bank have taken all actions required to exempt Acquiror, Acquisition Sub, the Agreement, the Merger, the Plan of Bank Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (v)  Material Interests of Certain Persons.    Except as set
forth in the Target's Disclosure Letter, no officer or director of Target, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Target or Target Bank.

          (w)  Insurance. In the opinion of management, Target and Target
Bank are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Target and Target Bank are in full force and effect, Target and Target Bank are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (x)  Investment Securities; Derivatives.

               (i) Target's Disclosure Letter sets forth the book and market value as of March 31, 2000 of the investment securities, mortgage-backed securities and securities held for sale of Target and Target Bank. Target's Disclosure Letter sets forth, with respect to such securities, descriptions thereof, CUSIP numbers, pool face values and coupon rates.

               (ii) Except for Federal Home Loan Bank stock, pledges to secure Federal Home Loan Bank borrowings and restrictions that exist for securities classified as "held to maturity," none of the investment securities held by Target or Target Bank is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (iii) Neither Target nor Target Bank is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (y) Indemnification. Except as provided in the certificate of incorporation or bylaws of Target and the similar governing documents of Target Bank, neither Target nor Target Bank is a party to any agreement that provides for the indemnification of any of its present or former directors, officers, or employees or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Target and, to the knowledge of Target, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of Target or the similar governing documents of Target Bank, under any applicable law or regulation or under any indemnification agreement.

          (z) Books and Records. The books and records of Target and Target Bank on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.
                                     A-21

          (aa) Corporate Documents. Target has previously furnished or made available to Acquiror a complete and correct copy of the certificate of incorporation, bylaws and similar governing documents of Target and Target Bank, as in effect as of the date of this Agreement. Neither Target nor Target Bank is in violation of its certificate of incorporation, bylaws or similar governing documents. The minute books of Target and Target Bank constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (bb) Proxy Statement. The information regarding Target and Target Bank to be included in the Proxy Statement filed by Target with the SEC under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (cc) Community Reinvestment Act Compliance. Target Bank is in material compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and Target Bank currently has a CRA rating of satisfactory or better. To the knowledge of Target, there is no fact or circumstance or set of facts or circumstances that would cause Target Bank to fail to continue to comply with such provisions or cause the CRA rating of Target Bank to fall below satisfactory.

          (dd) Undisclosed Liabilities.  As of the date hereof, neither
Target nor Target Bank has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of Target as of June 30, 1999, (ii) liabilities incurred since June 30, 1999 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Target and (iii) liabilities incurred for legal, accounting, financial advisory fees and out-of-pocket expenses in connection with a proposed sale or merger of Target.

          (ee) Year 2000 Matters. Target and Target Bank have not experienced any material data processing or other computer malfunctions related to processing date information on and after January 1, 2000 and none of the third party service providers or customers of Target or Target Bank have reported year 2000 data processing problems to Target that, individually or in the aggregate, would have a Material Adverse Effect on Target.

          (ff) Liquidation Account. Neither the Merger nor the Bank Merger will result in any payment or distribution payable out of the liquidation account of Target Bank established in connection with Target Bank's conversion from mutual to stock form.

          Section 2.2.   Representations and Warranties of Acquiror.
Except as set forth in the Disclosure Letter delivered by Acquiror to Target prior to the execution of this Agreement, Acquiror

                                     A-22

represents and warrants to Target that:

          (a)  Organization.

               (i) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under HOLA.

               (ii) Acquiror Bank is a federally chartered savings bank duly organized and validly existing under the laws of the United States of America. The deposits of Acquiror Bank are insured by the SAIF to the extent provided in the FDIA. Acquiror Bank is a member of the FHLB.

               (iii) Each of Acquiror and Acquiror Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of Acquiror and Acquiror Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Acquiror.

               (iv) Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware, all of the outstanding capital stock of which is, or prior to the Effective Time will be, owned directly or indirectly by Acquiror free and clear of any lien, charge or other encumbrance. From and after its incorporation, Acquisition Sub has not and will not engage in any activities other than in connection with or as contemplated by this Agreement.

          (b)  Authority.

               (i) Each of Acquiror and Acquisition Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions of the Boards of Directors of Acquiror and Acquisition Sub and no other corporate proceedings on the part of Acquiror or Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement except for the approval of this Agreement and the Merger by Acquiror as the sole stockholder of Acquisition Sub. This Agreement has been duly and validly executed and delivered by each of Acquiror and Acquisition Sub and constitutes a valid and binding obligation of each of Acquiror and Acquisition Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.
                                     A-23

               (ii) Acquiror Bank has all requisite corporate power and authority to enter into the Plan of Bank Merger and to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Acquiror Bank and approved by Acquiror as the sole stockholder of Acquiror Bank. The Plan of Bank Merger, upon execution and delivery by Acquiror Bank, will be duly and validly executed and delivered by Acquiror Bank and will constitute a valid and binding obligation of Acquiror Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (c)  No Violations; Consents.

               (i) The execution, delivery and performance of this Agreement by Acquiror do not, and the consummation of the transactions contemplated hereby will not, constitute (A) assuming the consents and approvals referred to in Section 2.3(c)(ii) are obtained, a violation of any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Acquiror or any of its subsidiaries (or any of their properties) is subject; (B) a violation of the certificate of incorporation or bylaws of Acquiror or similar organizational documents of any of its subsidiaries; or (C) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Acquiror or Acquiror Bank under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Acquiror or Acquiror Bank is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that wold not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

               (ii) Except for (A) the filing of an application with the OTS, under HOLA, and approval of such application, (B) the filing of any necessary notice or approval of the Department, (C) the approval of the FDIC under the FDIA, and (D) the filing of a certificate of merger with the Delaware Secretary of State pursuant to the DGCL and the filing of Articles of Combination with the OTS, no consents or approvals of or filings or registra-tions with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Acquiror and Acquisition Sub of this Agreement or the consummation by Acquiror, Acquiror Bank and Acquisition Sub of the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the executive officers and members of the Boards of Directors of Acquiror and Acquiror Bank know of no reason pertaining to Acquiror why any of the approvals referred to in this Section 2.3(c) should not be obtained without the imposition of any material condition or restriction described in Section 5.1(b).

          (d) Absence of Claims. No litigation, proceeding, controversy, claim, action or suit or other legal, administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending or has been threatened against Acquiror or any of its subsidiaries that would reasonably be expected to prevent, delay or adversely affect Acquiror's or Acquiror Bank's ability to consummate, or which seeks to prohibit the consummation of, the transactions contemplated by this Agreement.

          (e) Absence of Regulatory Actions. Since December 31, 1996, neither Acquiror nor any of its subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (f) Proxy Statement. The information regarding Acquiror and Acquiror Bank to be supplied by Acquiror for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (g) Community Reinvestment Act Compliance. Acquiror Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Acquiror Bank currently has a CRA rating of satisfactory or better. To the knowledge of Acquiror Bank, there is no fact or circumstance or set of facts or circumstances that would cause Acquiror Bank to fail to continue to comply with such provisions or cause the CRA rating of Acquiror Bank to fall below satisfactory.

          (h) Financing. Acquiror will have available to it, at the Effective Time, immediately available funds necessary to pay the aggregate Merger Consideration and will use such funds for such purpose subject to the conditions of this Agreement. Acquiror and Acquiror Bank are, and will be immediately following the Merger, in material compliance with all applicable capital, debt and financial and nonfinancial regulations of federal banking agencies having jurisdiction over them.

          (i)  Reports and Financial Statements.

               (i) Acquiror and Acquiror Bank have each timely filed all material reports, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1997 with the SEC, the NASD, the FDIC and the OTS (collectively, "Acquiror's Reports"). As of their respective dates, none of Acquiror's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of Acquiror's Reports complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

               (ii) Each of the financial statements of Acquiror included in Acquiror's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in Acquiror's Reports were prepared from the books and records of Acquiror and its subsidiaries, fairly present the consolidated financial position of Acquiror and its subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Acquiror and its subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of changes in stockholders' equity and complete footnotes.

          (j) Undisclosed Liabilities. Except as disclosed in Acquiror's reports filed with the SEC prior to the date of this Agreement, since September 30, 1999, neither Acquiror nor any of its subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than in the ordinary of business consistent with past practice or that, either alone or when combined with all similar liabilities, would reasonably be expected to prevent or delay Acquiror from consummating the transactions contemplated by this Agreement.

          (k) Absence of Certain Changes or Events. Except as disclosed in Acquiror's Reports filed with the SEC prior to the date of this Agreement, since September 30, 1999, (i) Acquiror and Acquiror Bank have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due), except in the ordinary course of their business consistent with past practice, (ii) Acquiror and Acquiror Bank have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any event or occurrence that has had a Material Adverse Effect on Acquiror and (iv) there has been no change in any accounting principles, practices or methods of Acquiror or Acquiror Bank other than as required by GAAP.

          (l) Compliance with Laws. Each of Acquiror and Acquiror Bank has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Acquiror have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. Neither Acquiror nor Acquiror Bank is in violation of, is, to the knowledge of Acquiror, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror.

                                ARTICLE III
                         CONDUCT PENDING THE MERGER

          Section 3.1.   Conduct of Target's Business Prior to the
Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Target shall, and shall cause Target Bank to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Target or Acquiror to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of Target, Target Bank, Acquiror or Acquiror Bank to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Target or Target Bank, (vi) maintain insurance in such amounts and against such risks and losses as are customary for companies engaged in a similar business, (vii) confer on a regular and frequent basis with one or more representatives of Acquiror to discuss, subject to applicable law, material operational matters and the general status of the ongoing operations of Target and Target Bank, (viii) promptly notify Acquiror of any material change in its business, properties, assets, condition (financial or otherwise) or results of operations, and (ix) promptly provide Acquiror with copies of all filings made by Target or Target Bank with any state or federal court, administrative agency, commission or other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          Section 3.2. Forbearance by Target. Without limiting the covenants set forth in Section 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Target shall not, and shall not permit Target Bank to, without the prior consent of Acquiror, which consent shall not be unreasonably withheld:

          (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, advances from the FHLB, sales of certificates of deposit and entering into repurchase agreements);

          (b)  (i)       adjust, split, combine or reclassify any capital
                         stock;

               (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock. Notwithstanding the foregoing, Target may continue to pay to its stockholders a regular quarterly cash dividend at a rate not in excess of $0.05 per share of Target Common Stock;

               (iii) grant any stock options or stock appreciation rights, make any awards of restricted stock under Target Incentive Plan or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

               (iv) issue any additional shares of capital stock or any securities or obligations convertible or excisable for any shares of its capital stock except pursuant to the exercise of Target Options outstanding as of the date hereof;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except pursuant to contracts or agreements in force at the date hereof or as permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or entity other than the FHLB;

          (e) enter into, amend, terminate or, except as set forth in Target's Disclosure Letter, renew any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than $10,000 per annum or the provision of goods or services with a market value of less than $10,000 per annum, and other than contracts or agreements covered by Section 3.2(f);

          (f) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $300,000 with respect to any individual borrower or (ii) loans or advances as to which Target has a binding obligation to make such loans or advances as of the date hereof;

          (g) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Target or Target Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

          (h) (i) except as otherwise permitted in Section 4.11 hereof, or as may be required by law, or as may be required pursuant to commitments existing on the date hereof as set forth in Target's Disclosure Letter, increase in any manner the compensation or fringe benefits of any of its officers or directors or prior to January 1, 2001, of its other employees, or pay or agree to pay any pension, bonus, severance, retirement allowance or contribution not required by any existing plan or agreement to any such employees, officers or directors;

               (ii) become a party to, amend or commit itself to any
                    pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

              (iii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

               (iv) elect to any senior executive office any person who is not a member of the senior executive officer team of Target as of the date of this Agreement or nominate to the Board of Directors of Target any person who is not a member of the Board of Directors of Target as of the date of this Agreement, or hire any employee with annual compensation in excess of $25,000; or

               (v)  change the title of the position held by any officer;

          (i) settle any claim, action or proceeding involving money damages in excess of $50,000 or the imposition of any material restriction on the operations of Target or Target Bank;

          (j)  amend its certificate of incorporation or its bylaws;

          (k) other than in the ordinary course of business consistent with past practice and Target Bank's investment policy, in individual amounts not to exceed $1.0 million, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person; or materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; provided, however, that the reinvestment in investments permissible under this Section 3.2 of proceeds from the maturity, redemption of, or receipt of periodic payments on investment securities permissible under paragraph (l) below shall not be considered a material change or restructuring.

          (l) make any investment in any debt security, including municipal securities, mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years that are purchased in the ordinary course of business consistent with past practice;

          (m) make any capital expenditures other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

          (n) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

          (o) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in a violation of any provision of this Agreement;

          (p) engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

          (q) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

          (r) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 3.2.

     Any request by Target or response thereto by Acquiror shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request or response pursuant to this Section 3.2.

          Section 3.3.   Conduct of Acquiror's Business Prior to the
Effective Time.   Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Acquiror shall, and shall cause its subsidiaries to (i) take no action which would adversely affect or delay the ability of Acquiror or Acquiror Bank to perform their respective covenants and agreements on a timely basis under this Agreement,
(ii) take no action which would adversely affect or delay the ability of Acquiror, Acquiror Bank or Target to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction and (iii) take no action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in violation of this Agreement.

                                 ARTICLE IV
                                 COVENANTS

          Section 4.1.   Acquisition Proposals.

          (a) From and after the date hereof until the termination of this Agreement, neither Target nor any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by Target or Target Bank), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or Target Bank or any investment banker, financial advisor, attorney, accountant or other representative retained by Target Bank to take any such action; provided, however, that nothing contained in this Section 4.1 shall prohibit Target or the Board of Directors of Target from:

               (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal to acquire Target pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that:

                    (A)  the Board of Directors of Target, after
                         consultation with and based upon the advice of independent legal counsel, determines in good faith after taking into account various legal, financial and regulatory aspects of the proposal and the person making such proposal that such proposal (x) if accepted, is reasonably likely to be consummated, and (y) if consummated, is reasonably likely to result in a transaction that is more favorable to Target's stockholders, from a financial point of view, than the transactions contemplated by the Agreement (such proposal being referred to herein as a "Superior Proposal"); and

                    (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Target:

                         (1) provides prompt notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and

                         (2)  receives from such person or entity an
                              executed confidentiality agreement in
                              reasonably customary form;

               (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; or

               (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors of Target, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Target to comply with its fiduciary duties to stockholders under applicable law.

Target shall notify Acquiror orally and in writing of any Acquisition Proposal (including, without limitation, the terms and conditions of any such Acquisition Proposal and the identity of the person making such Acquisition Proposal) as promptly as practicable (but, in any event, no later than 24 hours) after the receipt thereof and shall keep Acquiror informed of the status and details of any such Acquisition Proposal.

          (b) For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving Target or Target Bank:

               (i) any merger, consolidation, share exchange, business combination, or other similar transaction;

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or otherwise or of 10% or more of the assets of Target or Target Bank, taken as a whole, in a single transaction or series of transactions;

               (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Target or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith;

               (iv) any transaction in which such person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of any "group" (as such term is defined under the Exchange Act) which shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding voting capital stock of Target; or

                (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          Section 4.2. Certain Policies and Actions of Target. At the request of Acquiror, Target shall cause Target Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all regulatory and stockholder approvals required to consummate the transactions contemplated hereby are received, and after receipt of written confirmation from Acquiror that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time; provided, however, that Target shall not be required to take such action more than 7 calendar days prior to the Effective Date; and provided, further, that such modifications or changes in policies and procedures are not prohibited by GAAP or any applicable laws and regulations. Target's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of Section 4.2.

          Section 4.3.   Access and Information.

          (a) Upon reasonable notice, Target shall (and shall cause Target Bank to) afford Acquiror and its representatives (including, without limitation, directors, officers and employees of Acquiror and its affiliates and counsel, accountants and other professionals retained by Acquiror) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to Target and Target Bank as Acquiror may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made by Target in this Agreement. In furtherance, and not in limitation of the foregoing, Target shall make available to Acquiror all information necessary and appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger.

          (b) Target shall provide Acquiror with true, correct and complete copies of all financial and other information relating to the business or operations of Target or Target Bank that is provided to directors of Target and Target Bank in connection with meetings of their Boards of Directors or committees thereof; provided, however, that not withstanding the foregoing, Target shall not be required to provide Acquiror with any information regarding an Acquisition Proposal except as required by Section 4.1.

          (c) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (and 90 days in the case of the fourth fiscal quarter), Target shall deliver to Acquiror its Quarterly and Annual Reports, as filed with the SEC under the Exchange Act. Target shall deliver to Acquiror any Current Reports on Form 8-K promptly after filing such reports with the SEC and shall provide Acquiror with a copy of any press release promptly after such release is made available to the public.

          (d) Acquiror will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, Acquiror will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.3 unless such information (i) was already known to Acquiror or an affiliate of Acquiror, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Acquiror or an affiliate of Acquiror from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of Target or (iv) is or becomes readily ascertainable from published information or trade sources.

          (e) During the period of time beginning on the day application materials to obtain the requisite regulatory approvals for the Merger are initially filed and continuing to the Effective Time, including weekends and holidays, Target shall cause Target Bank to provide Acquiror and Acquiror Bank and their authorized agents and representatives full access to Target Bank offices after normal business hours for the purpose of installing necessary wiring and equipment to be utilized by Acquiror Bank after the Effective Time; provided, that:

               (i) reasonable advance notice of each entry shall be given to Target Bank and Target Bank approves of each entry, which approval shall not be unreasonably withheld;

               (ii) Target Bank shall have the right to have its employees or contractors present to inspect the work being done;

              (iii) to the extent practicable, such work shall be done in a matter that will not interfere with Target Bank's business conducted at any affected branch offices;

              (iv) all such work shall be done in compliance with all applicable laws and government regulations, and Acquiror Bank shall be responsible for the procurement, at Acquiror Bank's expense, of all required governmental or administrative permits and approvals;

               (v) Acquiror Bank shall maintain appropriate insurance satisfactory to Target Bank in connection with any work done by Acquiror Bank's agents and representatives pursuant to this Section 4.3;

               (vi) Acquiror Bank shall reimburse Target Bank for any
                    material out-of-pocket costs or expenses reasonably incurred by Target Bank in connection with this undertaking; and

              (vii) in the event this Agreement is terminated in
                    accordance with Article VI hereof, Acquiror Bank, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

          Section 4.4.   Certain Filings, Consents and Agreements.

          (a) As soon as practicable after the date hereof, Acquiror and Acquiror Bank shall use their reasonable best efforts to prepare and file all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Bank Merger. Target shall, upon request, furnish Acquiror with all information concerning Target, Target Bank, and Target's directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Acquiror to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

          (b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the Merger and the Bank Merger.

          Section 4.5.   Anti-takeover Provisions.  Target and Target
Bank shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Acquiror, Acquiror Bank, Acquisition Sub, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in Target's or Target Bank's certificates of incorporation and bylaws, or similar governing documents, and the provisions of any federal or state antitakeover laws.

          Section 4.6.   Additional Agreements.   Subject to the terms
and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Merger (and if the Plan of Bank Merger is executed, the Bank Merger), as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          Section 4.7.   Publicity.   The initial press release
announcing this Agreement shall be a joint press release and thereafter Target and Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

          Section 4.8.   Stockholder Meeting.   Target shall take all
action necessary, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a meeting of its stockholders ("Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on the approval and adoption of this Agreement, the Merger and the other transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's counsel, the Board of Directors of Target shall (i) recommend at the Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (ii) use its reasonable best efforts to solicit such approvals.

          Section 4.9.   Proxy Statement.

          (a) For the purposes of holding the Stockholder Meeting, Acquiror and Target shall prepare and Target shall file with the SEC as soon as practicable after the date hereof, a proxy statement satisfying the applicable requirements in all material respects of the Exchange Act and the rules and regulations thereunder (such proxy statement in the form mailed by Target to Target stockholders, the "Proxy Statement"). Each of Acquiror and Target shall use all reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after such filing, and Target shall use all reasonable efforts to cause the Proxy Statement to be mailed to Target's stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Proxy Statement shall be approved by Target's Board of Directors.

          (b) No amendment or supplement to the Proxy Statement will be made by Target without Acquiror's approval, which approval will not be unreasonably withheld. Target shall notify Acquiror promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide promptly to Acquiror copies of all correspondence between Target or any representative of Target and the SEC. Target shall give Acquiror and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

          (c) Target and Acquiror shall promptly notify the other party if at any time it becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Target and Acquiror shall cooperate with each other in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission and Target shall mail an amended Proxy Statement to Target's stockholders.

          Section 4.10. Notification of Certain Matters. Target shall give prompt notice to Acquiror of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by Target or Target Bank subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of Target and Target Bank taken as a whole to which Target or Target Bank is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect with respect to Target or which would have been required to be disclosed by Target on a schedule to this Agreement had such event, condition, change or occurrence been known at the time such party delivered its disclosure schedules; provided, however, that no notice provided pursuant to this Section 4.10 shall affect or be deemed to modify any representation or warranty made herein. Each of Target and Acquiror shall give prompt notice to the other party of any (i) notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement and (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects.

          Section 4.11.  Employees, Directors and Officers.

          (a) All persons who are employees of Target Bank immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "Continuing Employee") shall, at the Effective Time, become employees of Acquiror Bank; provided, however, that in no event shall any of Target's employees be officers of Acquiror Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Acquiror Bank. All of the Continuing Employees shall be employed at the will of Acquiror Bank and no contractual right to employment shall inure to such employees because of this Agreement.

          (b) As of the Effective Time, each Target employee who is a participant in the Target Pension Plan shall become fully vested in his or her accrued benefit in the Target Pension Plan and the Target Pension Plan will either be merged into the pension plan of Acquiror Bank (the "Acquiror Bank Pension Plan") effective as of a date following the Effective Time selected by Acquiror Bank or, if so elected by Acquiror Bank, terminated immediately prior to, on, or after the Effective Time. The determination as to whether the Target Pension Plan shall be terminated or merged into the Acquiror Bank Pension Plan shall be made by Acquiror Bank. Effective as of the date of the merger of the Target Pension Plan into the Acquiror Bank Pension Plan, if applicable, or the termination of the Target Pension Plan (or the Effective Time, if subsequent to such termination), if applicable, Continuing Employees who are then participating in the Target Pension Plan shall become participants in the Acquiror Bank Pension Plan. If the Target Pension Plan is terminated, the service with Target and Target Bank shall not be recognized for purposes of benefit accrual under the

Acquiror Bank Pension Plan. Except as set forth above in this paragraph, once a Continuing Employee becomes a participant in the Acquiror Bank Pension Plan, such Continuing Employee's service with Target and Target Bank shall be treated as service with Acquiror Bank for purposes of determining eligibility, vesting and benefit accrual, to the extent that such recognition of service would not result in a duplication of benefits.

          (c) Immediately following the Effective Time, each Continuing Employee shall be eligible to participate in the Acquiror Bank 401(k) Plan and, subject to Section 4.11(b), the Acquiror Bank Pension Plan, on the same basis as any newly hired employee of Acquiror Bank (it being understood that inclusion of eligible Continuing Employees in the Acquiror Bank 401(k) Plan may occur at different times with respect to different employees); provided, however, that except as otherwise provided for in this paragraph, for purposes of determining eligibility and vesting for purposes of the Acquiror Bank 401(k) Plan, each eligible Continuing Employee's service with Target and Target Bank shall be treated as service with Acquiror Bank to the extent that such recognition of service would not result in a duplication of benefits.

          (d) As of the Effective Time, Acquiror shall make available employer-provided health insurance to each Continuing Employee on the same basis as it provides such coverage to Acquiror employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered (without such limitation) under a similar Target plan on the Effective Date of the Merger.

          (e) As of the Effective Time, participation in the Acquiror Bank Long-Term Disability Plan, Life Insurance Program and Employee Assistance Program shall be made available to each Continuing Employee on the same basis as Acquiror provides to Acquiror Bank employees, except that service with Target and Target Bank by such Continuing Employees shall be considered as service with Acquiror Bank for purposes of any eligibility waiting period or other limitation or exclusions otherwise applicable under such plans.

          (f) After the Effective Time, Continuing Employees shall be eligible to participate in Acquiror Bank's bonus incentive plans, commencing at the beginning of the next bonus payout period commencing after the Effective Time, on the same basis as other employees of Acquiror Bank.

          (g) Continuing Employees shall retain their unused vacation and sick leave to which they were entitled at Target Bank for use at Acquiror Bank in accordance with the practices and policies of Acquiror Bank. Effective on the later of January 1, 2001 or the beginning of the first calendar quarter after the Effective Time, Continuing Employees shall be entitled to participate in Acquiror Bank's vacation and sick leave plans on the same basis as Acquiror Bank employees, and such Continuing Employees shall be credited with their service with Target and Target Bank for purposes of the level of vacation and sick leave benefits to which they would be entitled. Employees of Target Bank whose employment is terminated at or prior to the Effective Time shall be entitled to receive payment for accrued but unused personal, vacation and sick leave to the same extent as they would be entitled to such payment by Target Bank upon termination of employment or year end. Target's Disclosure Letter sets forth the number of personal days, sick days and vacation days that each such employee is expected to accrue during 2000.

          (h) The Target Employee Stock Ownership Plan ("Target ESOP") shall be amended to provide for its termination as of the Effective Time and all ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the Target ESOP as of the termination date. In connection with its termination, the Target ESOP, as amended, shall provide that the trustee shall use cash consideration received from Acquiror for the unallocated shares of Target Common Stock held in the Target ESOP to repay the loan to the Target ESOP in full and that any unallocated portion of the consideration remaining after repayment of the loan to the Target ESOP shall be allocated to the accounts of participants and beneficiaries (such individuals hereinafter referred as the "ESOP Participants") as earnings and not as "annual additions." Acquiror agrees not to amend the Target ESOP subsequent to the Effective Time in any manner that would change or expand the class of persons entitled to receive benefits under the Target ESOP. From and after the date hereof, in anticipation of such termination, Acquiror and Target shall use their best efforts to apply for and obtain a favorable determination letter from the IRS as to the tax-qualified status of the Target ESOP upon its termination under Sections 401(a) and 4975(e)(7) of the Code (the "Final Determination Letter") and may amend the Target ESOP to the extent necessary to do so. Following the receipt of the Final Determination Letter, distributions of the account balances under the Target ESOP shall be made promptly to the ESOP Participants. In the event that Acquiror and Target, prior to the Effective Time, and Acquiror after the Effective Time, reasonably determine that the Target ESOP cannot obtain favorable Final Determination Letter, or that the amounts held therein cannot be allocated or distributed in accordance with the terms of the Target ESOP, as amended, without causing the Target ESOP to lose its tax-qualified status, Target prior to the Effective Time and Acquiror after the Effective Time shall take such action as they may reasonably determine with respect to the allocation and distribution of account balances to the ESOP Participants, provided that the assets of the Target ESOP shall be held or paid solely for the benefit of the ESOP Participants and provided further that in no event shall any portion of the amounts held in the Target ESOP revert, directly or indirectly, to Target or any affiliate thereof, or to Acquiror or any affiliate thereof. The current administrator of the Target ESOP, or another administrator selected by Target, shall continue to administer the Target ESOP subsequent to the Effective Time, and the current Trustee of the Target ESOP, or such other trustee(s) selected by Target or the administrators, shall continue to be the Trustee subsequent to the Effective Time, until all assets have been distributed from the plan. Continuing Employees shall have no right to participate in Acquiror Bank's ESOP, except to the extent that such participation would be required under applicable law.

          (i) Except as otherwise provided in this Agreement, Acquiror agrees to honor in accordance with their terms the plans, contracts, arrangements, commitments or understandings disclosed in Section 4.11(i) of Target's Disclosure Letter, including with respect to benefits which vest or are otherwise accrued or payable as a result of the consummation of the transactions contemplated by this Agreement. Acquiror acknowledges and agrees that the receipt of all required regulatory approvals for consummation of the Merger constitutes a change in control for purposes of the plans, contracts, arrangements, commitments or understandings, which specifically provide that such action constitutes a change in control, and which are disclosed in Section 4.11(i) of Target's Disclosure Letter. Set forth in Target's Disclosure Letter in reasonable detail are estimates of the payments and benefits due under Target's employment agreements, change in control agreements and severance plan. It is intended by Acquiror and Target that the procedures and methodologies used in preparing such estimates shall be followed in determining the actual payments or benefits due under such agreements as of the Effective Time.

          (j) Subject to Section 1.4(b),Target shall use its best efforts to obtain from each holder of a Target Option and to deliver to Acquiror at or before the Closing (as defined in Section 7.1) an agreement to the cancellation of such holder's Target Options in exchange for a cash payment as described in Section 1.4.

          (k) The employees of Security may be paid bonuses immediately prior to the Effective Time which in the aggregate shall not exceed $20,000. Such bonuses, on an individual basis, shall be determined by Target.

          (l) Acquiror agrees to use its best efforts to cause three members of Target's Board of Directors as disclosed in Target's Disclosure Letter to be appointed as directors of Acquiror Bank as of the Effective Time (such appointments to be evenly distributed among classes of Acquiror Bank directors).

          (m) Acquiror agrees to use its best efforts to cause one member of Target's Board of Directors as disclosed in Target's Disclosure Letter to be appointed as a director of Northeast Pennsylvania Trust Co. as of the Effective Time.

          Section 4.12.  Indemnification.

          (a) From and after the Effective Time, Acquiror (and any successor) agrees to indemnify and hold harmless each present and former director and officer of Target and Target Bank and each officer or employee of Target and Target Bank that is serving or has served as a director, trustee, officer, employee or agent of another entity expressly at Target's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been permitted to be indemnified as a director, officer or employee of Target and Target Bank under the Certificate of Incorporation, Articles of Incorporation or Bylaws of the Target and Target Bank (in the form in effect as of the date of the Agreement) and under the DGCL (as in effect at the Effective Time).

          (b)  Any Indemnified Party wishing to claim indemnification under
Section 4.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Acquiror. In the event of any such claim, action, suit, proceeding or investigation: (i) Acquiror shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Acquiror shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Acquiror does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Acquiror and the Indemnified Party (and counsel for Acquiror does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Acquiror shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that Acquiror shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) Acquiror shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

          (c) Acquiror shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section
4.12 to the fullest extent permitted by law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

          (d) Acquiror shall maintain Target's existing directors and officers' insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Target's existing policy, including Acquiror's existing policy if its meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Date; provided, however, that Acquiror shall not be required to expend annually for such insurance amounts in excess of 150% of the per annum premiums paid by Target for the policy year that includes the date of this Agreement, and provided further, that if the annual premiums for such insurance exceed such 150% amount, then Acquiror shall be obligated to obtain the most advantageous coverage of directors' and officers' insurance obtainable for a cost not exceeding such 150% amount, and provided that the officers and directors of Target may be required to make applications and provide customary representations and warranties to Acquiror's insurance carrier for the purpose of obtaining such insurance.

          (e)  In the event Acquiror or any of its successors or assigns
(i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror assume the obligations set forth in this Section 4.12.

          (f) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

                                 ARTICLE V
                         CONDITIONS TO CONSUMMATION

          Section 5.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of Target's stockholders in accordance with applicable laws and regulations.

          (b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Acquiror of the transactions contemplated hereby that, had such condition or requirement been known, Acquiror would not, in its reasonable judgment, have entered into this Agreement.

          (c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Bank Merger, or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger.

          Section 5.2. Conditions to the Obligations of Acquiror. The obligations of Acquiror to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions:

          (a) Representations and Warranties; Performance of Obligations. Each of the obligations of Target required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Target contained in this Agreement shall be true and correct in all material respects, subject to Section 2.1, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Acquiror shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Target.

          (b) Third Party Consents. Target shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required in order to permit the succession by Acquiror to any obligation, right or interest of Target under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Target or Target Bank is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or upon the consummation of the transactions contemplated hereby.

          (c) Dissenters' Shares. On the Closing Date, Dissenters' Shares shall not constitute more than 15% of the outstanding shares of Target Common Stock.

          (d) Good Standing and Other Certificates. Acquiror shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Target and Target Bank and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections
5.1 and 5.2 as Acquiror may reasonably require.

          Section 5.3. Conditions to the Obligations of Target. The obligations of Target to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions:

          (a) Representations and Warranties; Performance of Obligations. Each of the obligations of Acquiror required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects, subject to Section 2.1, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Target shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Acquiror.

          (b) Deposit of Merger Consideration. Acquiror shall have deposited with the Paying Agent sufficient cash to pay the aggregate Merger Consideration and Target shall have received a certificate from the Paying Agent to such effect.
                                     A-43

          (c) Good Standing and Other Certificates. Target shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Acquiror and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 5.1 and 5.3 as Target may reasonably require.

                                 ARTICLE VI
                                 TERMINATION

          Section 6.1.   Termination.   This Agreement may be terminated,
and the Merger abandoned, at or prior to the Effective Date, either before or after any requisite stockholder approval:

          (a) by the mutual consent of Acquiror and Target in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

          (b) by either Acquiror or Target, in the event of the failure of the stockholders of Target to approve the Agreement at the Stockholder Meeting; provided, however, that Target shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 4.8 and Section 4.9; or

          (c) by either Acquiror or Target, if either (i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

          (d) by either Acquiror or Target, in the event that the Merger is not consummated by December 31, 2000, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

          (e) by either Acquiror or Target (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

                                     A-44

          (f) by Acquiror, if the Board of Directors of Target does not publicly recommend in the Proxy Statement that stockholders approve and adopt this Agreement and the Merger or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement and the Merger, the Board of Directors of Target shall have withdrawn, qualified or revised such recommendation in any respect materially adverse to Acquiror, the Target shall have breached its obligations under Section 4.1 or a tender offer or exchange offer for 20% or more of the outstanding shares of stock of the Target is commenced and the Board of Directors of the Target fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

          Section 6.2.   Expenses.  (a) Except as set forth in Section
6.3, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. "Expenses," as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred or accrued by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals (including, without limitation, any advertising expenses), any required filings and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

          Section 6.3. Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Acquiror while structuring the Merger, the parties hereto agree that:

          (a) Target shall pay to Acquiror a termination fee of three hundred thousand dollars ($300,000) in cash on demand if, within 12 months after the date of this Agreement, after a bona fide proposal is made after the date of this Agreement by a third party to Target or its stockholders to engage in an Acquisition Transaction (as defined in Section 8.1), which bona fide proposal has not been publicly and irrevocably withdrawn prior to the stockholder meeting, any of the following occur:

               (i) Target shall have willfully breached any covenant or obligation contained in this Agreement and such breach would entitle Acquiror to terminate the Agreement;

               (ii) the stockholder meeting shall not have been held or shall have been canceled prior to termination of the Agreement, or, if such bona fide proposal is made public and has not been publicly withdrawn prior to such stockholder meeting, the stockholders of Target shall not have approved the Agreement at the stockholder meeting; or

               (iii) Target's Board of Directors shall have withdrawn or modified in a manner adverse to Acquiror the recommendation of Target's Board of Directors with respect to the Agreement; and

                                     A-45

          (b) Target shall pay to Acquiror a termination fee of nine hundred thousand dollars ($900,000), in cash on demand if, during a period of 18 months after the date hereof, Target or Target Bank, without having received Acquiror's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined in Section 8.1) with any person other than Acquiror or any of its Subsidiaries or the Board of Directors of Target shall have recommended that the stockholders of Acquiror approve or accept an Acquisition Transaction with any person other than Acquiror or any of its Subsidiaries. Any fee payable to Acquiror pursuant to this Section 6.3(b) shall be reduced dollar for dollar to the extent that any fee is actually paid pursuant to Section 6.3(a). Notwithstanding the foregoing, Target shall not be obligated to pay to Acquiror the termination fee described in Section 6.3(a) or Section 6.3(b) in the event that at or prior to such time as such fee becomes payable (i) Acquiror and Target validly terminate this Agreement pursuant to Section 6.1(a), (ii) Acquiror or Target validly terminates this Agreement pursuant to Sections 6.1(c) or 6.1(d),
(iii) Target validly terminates this Agreement pursuant to Section 6.1(e), or
(iv) Target validly terminates this Agreement pursuant to Section 6.1(b) prior to the time an Acquisition Proposal (as defined in Section 4.1(b)) has been made.

          Section 6.4.   Effect of Termination.  In the event of
termination of this Agreement by either Acquiror or Target prior to the consummation of the Merger as provided in Section 6.1, this Agreement shall forthwith become void and, subject to Section 6.3, have no effect and there shall be no liability on the part of any party hereto or their respective officers and directors, except (i) the obligations of the parties under Sections 4.3 (with respect to confidentiality), and 8.6 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                ARTICLE VII
                 CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

          Section 7.1. Effective Date and Effective Time. The closing of the transactions contemplated hereby ("Closing") shall take place at the offices of Muldoon, Murphy & Faucette LLP, 5101 Wisconsin Avenue, N.W., Washington, DC 20016, unless another place is agreed to by Acquiror and Target, on a date designated by Acquiror ("Closing Date") that is no later than the later of October 5, 2000 or 14 days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived (excluding conditions that, by their nature, cannot be satisfied until the Closing Date), or on such other date as may be agreed to by the parties. Prior to the Closing Date, Acquisition Sub and Target shall execute a certificate of merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such certificate of merger. The date of such filing or such later effective date as specified in the certificate of merger is herein referred to as the "Effective Date." The "Effective Time" of the Merger shall be as set forth in the certificate of merger.

                                     A-46

          Section 7.2.   Deliveries at the Closing.   Subject to the
provisions of Articles V and VI, on the Closing Date there shall be delivered to Acquiror and Target the documents and instruments required to be delivered under Article V.

                                ARTICLE VIII
                           CERTAIN OTHER MATTERS

          Section 8.1.   Certain Definitions; Interpretation.   As used in
this Agreement, the following terms shall have the meanings indicated:

          "Acquisition Transaction" means any of the following (other than the transactions contemplated hereunder) involving Target or any of its
Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith;

          "material" means material to Acquiror or Target (as the case may be) and its respective subsidiaries, taken as a whole.

          "Material Adverse Effect" means an effect which is material and adverse to the business, financial condition or results of operations of Target and Target Bank taken as a whole or Acquiror and its subsidiaries taken as a whole, as the case may be; provided, however, that any such effect resulting from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to Target and Target Bank or Acquiror and Acquiror Bank, as the case may be, or to similarly situated financial and/or depository institutions, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) expenses incurred in connection with the transactions contemplated hereby, or
(iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party or parties in contemplation of the transactions contemplated hereby shall not be considered in determining if a Material Adverse Effect has occurred.

          "knowledge" shall mean, with respect to a party hereto, actual knowledge of any of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president.

          "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

          When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and

                                     A-47

headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

          Section 8.2.   Survival.   Only those agreements and covenants of
the parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 1.3, 1.4, 4.3, 4.11 and 4.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

          Section 8.3.   Waiver; Amendment.   Prior to the Effective Time,
any provision of this Agreement may be (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Target, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Target Common Stock or contravene any provision of the DGCL or the Pennsylvania and federal banking laws, rules and regulations.

          Section 8.4.   Counterparts.   This Agreement may be executed in
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          Section 8.5.   Governing Law.   This Agreement shall be governed
by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

          Section 8.6. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

          Section 8.7.   Notices.   All notices, requests, acknowledgments
and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

          If to Target, to:

                    Security of Pennsylvania Financial Corp.
                    31 W. Broad Street
                    Hazleton, Pennsylvania  18201
                    Attn:  Richard C. Laubach
                    Facsimile: (570) 455-9803

                                     A-48

          With copies to:

                    John P. Soukenik, Esq.
                    Elias, Matz, Tiernan & Herrick L.L.P.
                    734 15th Street, N.W.
                    12th Floor
                    Washington, D.C.  20005
                    Facsimile: (202) 393-0105

          If to Acquiror, to:

                    Northeast Pennsylvania Financial Corp.
                    12 E. Broad Street
                    Hazleton, Pennsylvania  18201
                    Attn:  E. Lee Beard
                    Facsimile: (570) 459-3734

          With copies to:

                    Douglas P. Faucette, Esq.
                    Thomas J. Haggerty, Esq.
                    Muldoon, Murphy & Faucette LLP
                    5101 Wisconsin Avenue, N.W.
                    Washington, D.C.  20016
                    Facsimile:  (202) 966-9409

          Section 8.8. Entire Agreement; etc. This Agreement, together with the Plan of Bank Merger, any Exhibit and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections 1.3, 1.4, 4.11 and 4.12, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 8.9.   Successors and Assigns; Assignment.   This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

          Section 8.10   Arbitration.   Any dispute or controversy
arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location to be mutually agreed upon by Acquiror and Target within fifty (50)

                                     A-49

miles from the location of Acquiror and Target, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.























                                     A-50

     In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                        NORTHEAST PENNSYLVANIA
                        FINANCIAL CORP.


                        By:
                            -------------------------------------
                            President and Chief Executive Officer


                        NORTHEAST ACQUISITION, INC.



                        By:
                            -------------------------------------
                            President and Chief Executive Officer


                        SECURITY OF PENNSYLVANIA
                        FINANCIAL CORP.



                        By:
                            -------------------------------------
                            President and Chief Executive Officer














                                     A-51

                                                                   APPENDIX B




July ___, 2000



Board of Directors
Security of Pennsylvania Financial Corp.
31 West Broad Street
Hazleton, PA 18201


Gentlemen:

        Security of Pennsylvania Financial Corp. ("Security"), Northeast Pennsylvania Financial Corp. ("Northeast Pennsylvania") and Northeast Acquisition, Inc. ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated as of June 2, 2000 (the "Agreement"), pursuant to which Acquisition Sub will be merged with and into Security (the "Merger"). Upon consummation of the Merger, each share of Security common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "Security Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive $17.50 in cash, without interest (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Security Shares.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) certain publicly available financial statements and other historical financial information of Security that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Northeast Pennsylvania that we deemed relevant; (iv) certain internal financial analyses and forecasts of Security prepared by and reviewed with management of Security and the views of senior management of Security, based on certain limited discussions with certain members of senior management, regarding Security's business, financial condition, results of operations and future prospects; (v) certain internal financial analyses and forecasts of Northeast Pennsylvania prepared by and reviewed with management of Northeast Pennsylvania and the views of senior management of Northeast Pennsylvania, based on certain limited discussions with certain members of Northeast Pennsylvania, regarding Northeast Pennsylvania's business, financial condition, results of operations and future prospects; (vi) the publicly reported historical

                                     B-1

Board of Directors
Security of Pennsylvania Financial Corp.
July __, 2000
Page 2


price and trading activity for Security's and Northeast Pennsylvania's common stock, including a comparison of certain financial and stock market information for Security and Northeast Pennsylvania with similar publicly available information for certain other companies the securities of which are publicly traded; (vii) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (viii) the current market environment generally and the banking environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

        In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Security or Northeast Pennsylvania or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Security or Northeast Pennsylvania nor have we reviewed any individual credit files relating to Security or Northeast Pennsylvania and, with your permission, we have assumed that the respective allowances for loan losses for both Security and Northeast Pennsylvania are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections prepared by Security's and Northeast Pennsylvania's respective managements, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements of the future financial performance of Security and Northeast Pennsylvania and that such performance will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Security's or Northeast Pennsylvania's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Security and Northeast Pennsylvania will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for using the purchase method and will qualify as a tax-free reorganization for federal income tax purposes.

                                     B-2

Board of Directors
Security of Pennsylvania Financial Corp.
July __, 2000
Page 3


        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which Security's common stock will trade at any time.

        We have acted as Security's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Security and have received compensation for such services. As we have previously advised you, in the past we have also provided, and expect to continue to provide, including during the period that consummation of the Merger is pending, certain investment banking services for Northeast Pennsylvania and have received, and will receive, compensation for such services.

        In the ordinary course of our business as a broker-dealer, we may also purchase securities from and sell securities to Security and Northeast Pennsylvania. We may also actively trade the equity securities of Security and Northeast Pennsylvania for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of Security in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Security as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Security's Proxy Statement dated the date hereof and to the references to this opinion therein.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Security Shares is fair to such shareholders from a financial point of view.


                                        Very truly yours,



                                     B-3

                                                                   APPENDIX C

                         DELAWARE CODE ANNOTATED
                          TITLE 8. CORPORATIONS
                    CHAPTER 1. GENERAL CORPORATION LAW
                  SUBCHAPTER IX. MERGER OR CONSOLIDATION


SECTION 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinary meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2)  If the merger or consolidation was approved pursuant to Section
228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.
Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

/X/ PLEASE MARK VOTES                 REVOCABLE PROXY
    AS IN THIS EXAMPLE     SECURITY OF PENNSYLVANIA FINANCIAL CORP.

                       SPECIAL MEETING OF STOCKHOLDERS
                                OCTOBER   ,2000
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SECURITY OF PENNSYLVANIA FINANCIAL CORP. (THE "COMPANY") FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER , 2000, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The undersigned stockholder of the Company hereby appoints the Board of Directors of the Company or any successors thereto as proxies, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of the Company held of record by the undersigned at the close of business on September 5, 2000 at the special meeting of stockholders to be held at the Company's main office located at 31 West Broad Street, Hazelton, Pennsylvania, on ______, October __, 2000 at _____a.m., Eastern Time or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Special Meeting and Proxy Statement and upon such other matters as may properly come before the special meeting.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement for the special meeting.

1. Approval of the Agreement and Plan of Merger, dated as of June 2, 2000, by and among Northeast Pennsylvania Financial Corp., Northeast Acquisition, Inc. and Security of Pennsylvania Financial Corp.


       / / FOR        / / AGAINST         / / ABSTAIN

The Board of Directors unanimously recommends a vote "FOR" Proposal 1.

2. Approval of motion to adjourn the special meeting to solicit additional proxies.

       / / FOR        / / AGAINST         / / ABSTAIN

The Board of Directors unanimously recommends a vote "FOR" Proposal 2.

       In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting. At this time, the Board of Directors knows of no other business to be presented at the special meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted "FOR" Proposal 1 and "FOR" Proposal 2.



Please be sure to sign and date              -------------------
 this Proxy in the box below.                | Date            |
----------------------------------------------------------------
|                                                              |
|                                                              |
--Stockholder sign above-----Co-holder (if any) sign above------


------------------------------------------------------------------------------

 ^ Detach above card, sign, date and mail in postage paid envelope provided ^
                  SECURITY OF PENNSYLVANIA FINANCIAL CORP.

------------------------------------------------------------------------------
     Please sign exactly as your name appears hereon. When shares are held jointly, only one holder need sign. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.
          PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
                  AND RETURN IT IN THE ENCLOSED ENVELOPE.